Exhibit 10.1

FOURTH AMENDMENT
TO CREDIT AGREEMENT
This Fourth Amendment to Credit Agreement (this “Amendment”) dated and effective as of August 17, 2026 (the “Fourth Amendment Effective Date”) is entered into by and among FASTLY, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities party hereto (the “Lenders”) and SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY (“SVB”), as the Administrative Agent (SVB, in such capacity, the “Administrative Agent”), and as the Issuing Lender and the Swingline Lender.

W I T N E S S E T H:
WHEREAS, the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender are parties to that certain Credit Agreement dated as of February 16, 2021 (as amended by that certain First Amendment to Credit Agreement dated as of June 28, 2023, that certain Second Amendment to Credit Agreement dated as of February 16, 2024, that certain Third Amendment to Credit Agreement and First Amendment to Disclosure Letter dated as of April 30, 2024 and as further amended, modified, supplemented or restated and in effect from time to time to date, the “Existing Credit Agreement”);
WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to (a) increase the Total Revolving Commitments from $60,000,000 to $100,000,000 and (b) modify and amend certain terms and conditions of the Existing Credit Agreement, in each case subject to the terms and conditions contained herein; and
WHEREAS, the Borrower has requested to amend and restate the schedules contained in that certain Disclosure Letter delivered as of February 16, 2021, as amended by the First Amendment to Disclosure Letter dated as of April 30, 2024, by the Borrower in favor of the Administrative Agent and the Lenders (the “Disclosure Letter”).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.    Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Existing Credit Agreement, as amended by this Amendment (the “Amended Credit Agreement”).
2.    Amendments to the Existing Credit Agreement.
(a)    The Total Revolving Commitments are hereby increased from $60,000,000 to $100,000,000.
(b)    The Existing Credit Agreement (including Schedule 1.1A thereto, but excluding any other Exhibits or Schedules thereto) is hereby amended as set forth in Annex A attached hereto such that all of the newly inserted double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text) and any formatting changes attached hereto shall be deemed to be inserted in the text of the Existing Credit Agreement, and all of the deleted stricken text (indicated textually in the
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same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) shall be deemed to be deleted from the text of the Existing Credit Agreement.
(c)    Exhibit B to the Existing Credit Agreement is hereby amended and restated in full as set forth on Annex B hereto.
(d)    The Disclosure Letter is hereby amended and restated in full as set forth on Annex C hereto.
3.    Conditions Precedent to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Administrative Agent or waived by the Administrative Agent:
(a)    This Amendment shall have been duly executed and delivered by the respective parties hereto. The Administrative Agent shall have received a fully executed copy hereof.
(b)    All necessary consents and approvals required in connection with the execution and performance of this Amendment, and the consummation of the transactions contemplated hereby, shall have been obtained.
(c)    Immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.
(d)    The representations and warranties set forth in Section 5 of this Amendment shall be true and correct on the Fourth Amendment Effective Date.
(e)    There shall not have occurred since December 31, 2025, any event or condition that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(f)    The Administrative Agent shall have received (i) the Fourth Amendment Fee Letter, duly executed and delivered by the Borrower, and (ii) all amounts required to be paid pursuant to the Fourth Amendment Fee Letter.
(g)    The Administrative Agent shall have received the results of recent lien, judgment and litigation searches in each of the jurisdictions reasonably required by the Administrative Agent, and such searches shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 of the Amended Credit Agreement.
(h)    The Administrative Agent shall have received the results of a recent intellectual property search (including searches with the United States Patent and Trademark Office and Copyright Office) with respect to each of the Loan Parties, with the results of such searches to be satisfactory to the Administrative Agent.
(i)    The Administrative Agent shall have received (i) a certificate of each Loan Party, dated as of the Fourth Amendment Effective Date and executed by the Secretary, Managing Member or equivalent officer of such Loan Party, substantially in the form of Exhibit C to the Amended Credit Agreement, with appropriate insertions and attachments, including (A) the Operating Documents of such Loan Party certified, in the case of formation
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documents, as of a recent date by the secretary of state or similar official of the relevant jurisdiction of organization of such Loan Party, (B) the relevant board resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Fourth Amendment and the other Loan Documents to which such Loan Party is party, and (C) the names, titles, and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party, (ii) a long form good standing certificate for each Loan Party from its respective jurisdiction of organization, and (iii) certificates of foreign qualification from each jurisdiction where the failure of a Loan Party to be qualified could reasonably be expected to have a Material Adverse Effect.
(j)    The Administrative Agent shall have received a Collateral Information Certificate substantially in the form of Exhibit J to the Amended Credit Agreement executed by the Borrower and dated as of the Fourth Amendment Effective Date.
(k)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, dated as of the Fourth Amendment Effective Date and in form and substance reasonably satisfactory to it, certifying that the conditions specified in Sections 3(b), (c), (d) and (e) have been satisfied.
(l)    The Administrative Agent and each Lender shall have received, prior to the Fourth Amendment Effective Date, all documentation and other information requested to comply with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.
(m)    The Administrative Agent shall have received the executed legal opinion of Latham & Watkins LLP, counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.
(n)    The Administrative Agent shall have received a Solvency Certificate dated as of the Fourth Amendment Effective Date from the chief financial officer or treasurer of the Borrower.
(o)    The Administrative Agent shall have received (i) updated insurance certificates evidencing compliance with Section 6.6 of the Amended Credit Agreement, and (ii) a UCC-1 financing statement to be filed in the office of the Secretary of State of the State of Delaware.
4.    Post-Closing Obligations.
(a)    Within 60 days following the Fourth Amendment Effective Date (or such later date as may be reasonably approved by the Administrative Agent), the Administrative Agent shall have received an amended and restated Global Intercompany Note.
(b)    Within 30 days following the Fourth Amendment Effective Date (or such later date as may be reasonably approved by the Administrative Agent), the Administrative Agent shall have received insurance endorsements evidencing compliance with Section 6.6 of the Amended Credit Agreement.
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5.    Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders as of the Fourth Amendment Effective Date as follows:
(a)    This Amendment is, and each other Loan Document to which it is or will be a party, when executed and delivered by such Loan Party, will be a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforceability may be limited by general equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally (whether enforcement is sought by proceedings in equity or law).
(b)    Immediately after giving effect to this Amendment, the representations and warranties set forth in this Amendment, the Amended Credit Agreement, and the other Loan Documents to which it is a party (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects (or all respects, as applicable) as of such earlier date.
6.    Payment of Costs and Fees. The Borrower shall pay to the Administrative Agent all reasonable and documented costs, out-of-pocket expenses, and fees and charges of every kind in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto (which costs include, without limitation, the reasonable and documented fees and expenses of any attorneys retained by the Administrative Agent) in excess of the good faith deposit paid by the Borrower to the Administrative Agent, as required by the term sheet in connection with this Amendment signed by the Borrower and the Administrative Agent, in each case to the extent provided in Section 10.5 of the Amended Credit Agreement.
7.    Choice of Law. This Amendment and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of New York. Section 10.14 of the Amended Credit Agreement is hereby incorporated by reference.
8.    Counterpart Execution. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment.
9.    Effect on Loan Documents.
(a)    Except as expressly amended pursuant to this Amendment or referenced herein, the Existing Credit Agreement and each of the other Loan Documents shall remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate as a modification or waiver of any right, power, or remedy of the Administrative Agent or any Lender under the Existing Credit Agreement or any other Loan Document except as expressly set forth herein. The modifications and other agreements herein are limited to the specifics hereof (including facts or occurrences on
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which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse any non-compliance with the Loan Documents, and shall not operate as a consent or waiver to any matter under the Loan Documents. To the extent any terms or provisions of this Amendment or the Amended Credit Agreement conflict with those of the Existing Credit Agreement or other Loan Documents, the terms and provisions of this Amendment or the Amended Credit Agreement shall control.
(b)    To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Amended Credit Agreement, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Amended Credit Agreement.
(c)    This Amendment is a Loan Document.
10.    Entire Agreement. This Amendment, and terms and provisions hereof, the Amended Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.
11.    Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
12.    No Novation.  By its execution of this Amendment, each of the parties hereto acknowledges and agrees that the terms of this Amendment do not constitute a novation, but, rather, an amendment to the terms of a pre-existing indebtedness and related agreement.
13.    Reaffirmation of Obligations. Each Loan Party hereby ratifies and reaffirms its obligations under each Loan Document to which it is a party, effective as of the date hereof and amended hereby. Each Loan Party hereby further ratifies and reaffirms the validity and enforceability of all of the Liens heretofore granted, pursuant to and in connection with the Guarantee and Collateral Agreement or any other Loan Document to the Administrative Agent on behalf and for the benefit of the Lenders and the Issuing Lender, as collateral security for the obligations under the Loan Documents, in accordance with their respective terms, and acknowledges that all of such Liens, and all collateral heretofore pledged as security for such obligations, continues to be and remain collateral for such obligations from and after the date hereof. Each Loan Party hereby grants (and to the extent applicable, confirms its continuing prior grant) to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in the Collateral (including all “Collateral” as defined in the Guarantee and Collateral Agreement), other than any Excluded Asset. For the avoidance of doubt, the security interest granted herein is in furtherance of the security interest granted in the Guarantee and Collateral Agreement, does not affect the validity, scope or existence of the security interest created pursuant to the Guarantee and Collateral Agreement and shall not be junior to the security interest granted pursuant to the Guarantee and Collateral Agreement. Each Loan Party hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including renewal statements) with respect to the Collateral or any part thereof and amendments thereto that indicate the Collateral as “all assets,
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whether now owned or hereafter acquired” or words of similar effect. The security interest granted herein shall be governed by the terms, covenants and provisions set forth in the Guarantee and Collateral Agreement.
[Signature pages follow]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
BORROWER:

FASTLY, INC. By: /s/ Richard Wong Name: Richard Wong Title: Chief Financial Officer

[Signature Page to Fourth Amendment to Credit Agreement]

ADMINISTRATIVE AGENT, LENDER, ISSUING LENDER AND SWINGLINE LENDER:

FIRST-CITIZENS BANK & TRUST COMPANY
By:    /s/ David Delraj
Name: David Delraj
Title: Vice President
[Signature Page to Fourth Amendment to Credit Agreement]

ANNEX A

[see attached]

Conformed Through ~~Third~~Fourth Amendment
Execution Version

SENIOR SECURED CREDIT FACILITIES
CREDIT AGREEMENT
dated as of February 16, 2021,
among
FASTLY, INC.

as the Borrower,
THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,
and
SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY,
as Administrative Agent, Issuing Lender and Swingline Lender

Page

SECTION 1 DEFINITIONS    1
1.1    Defined Terms    1
1.2    Other Definitional Provisions.    ~~37~~38
1.3    Rounding    ~~38~~39
1.4    Exchange Rates.    ~~38~~39
1.5    Alternative Currencies.    ~~38~~39
1.6    Limited Condition Acquisitions    ~~39~~40
1.7    Rates~~.~~     40
SECTION 2 AMOUNT AND TERMS OF COMMITMENTS    ~~40~~41
2.1    [Reserved]    ~~40~~41
2.2    [Reserved]    ~~40~~41
2.3    [Reserved]    ~~40~~41
2.4    Revolving Commitments.    ~~40~~41
2.5    Procedure for Revolving Loan Borrowing    41
2.6    Swingline Commitment    ~~41~~42
2.7    Procedure for Swingline Borrowing; Refunding of Swingline Loans.    ~~41~~42
2.8    Overadvances    ~~43~~44
2.9    Fees.    ~~43~~44
2.10    Termination or Reduction of Revolving Commitments; Prepayments.    44
2.11    [Reserved].    ~~44~~45
2.12    [Reserved].    ~~44~~45
2.13    Conversion and Continuation Options.    ~~44~~45
2.14    Limitations on SOFR Tranches    ~~45~~46
2.15    Interest Rates and Payment Dates.    ~~45~~46
2.16    Computation of Interest and Fees; Conforming Changes.    46
2.17    Inability to Determine Interest Rate    ~~46~~47
2.18    Pro Rata Treatment and Payments.    ~~48~~49
2.19    Illegality; Requirements of Law.    ~~51~~52
2.20    Taxes.    53
2.21    Indemnity    56
2.22    Change of Lending Office    ~~56~~57
2.23    Substitution of Lenders    ~~56~~57

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(continued)
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2.24    Defaulting Lenders.    ~~57~~58
2.25    Joint and Several Liability of the Borrowers.    ~~60~~61
2.26    Notes    ~~63~~64
2.27    Incremental Facility.    ~~63~~64
SECTION 3 LETTERS OF CREDIT    ~~65~~66
3.1    L/C Commitment.    ~~65~~66
3.2    Procedure for Issuance of Letters of Credit    ~~66~~67
3.3    Fees and Other Charges.    ~~67~~68
3.4    L/C Participations~~; Existing Letters of Credit~~.    ~~67~~68
3.5    Reimbursement.    ~~68~~69
3.6    Obligations Absolute    ~~69~~70
3.7    Letter of Credit Payments    ~~69~~70
3.8    Applications    ~~70~~71
3.9    Interim Interest    ~~70~~71
3.10    Cash Collateral.    ~~70~~71
3.11    Additional Issuing Lenders    ~~71~~72
3.12    Resignation of the Issuing Lender    ~~71~~72
3.13    Applicability of UCP and ISP    72
SECTION 4 REPRESENTATIONS AND WARRANTIES    ~~72~~73
4.1    Financial Condition.    ~~72~~73
4.2    No Change    ~~72~~73
4.3    Existence; Compliance with Law    ~~72~~73
4.4    Power, Authorization; Enforceable Obligations    ~~72~~73
4.5    No Legal Bar    ~~73~~74
4.6    Litigation    ~~73~~74
4.7    No Default    ~~73~~74
4.8    Ownership of Property; Liens    ~~73~~74
4.9    Intellectual Property    ~~73~~74
4.10    Taxes    ~~74~~75
4.11    Federal Regulations    ~~74~~75
4.12    Labor Matters    ~~74~~75
4.13    ERISA    ~~74~~75

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(continued)
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4.14    Investment Company Act; Other Regulations    ~~75~~76
4.15    Subsidiaries    ~~75~~76
4.16    Use of Proceeds    ~~76~~77
4.17    Environmental Matters    ~~76~~77
4.18    Accuracy of Information, etc.    ~~77~~78
4.19    Security Documents.    ~~77~~78
4.20    Solvency; Voidable Transaction    ~~77~~79
4.21    Regulation H    ~~78~~79
4.22    Designated Senior Indebtedness    ~~78~~79
4.23    [Reserved]    ~~78~~79
4.24    Insurance    ~~78~~79
4.25    ~~[Reserved]~~No Casualty    ~~78~~79
4.26    [Reserved].    ~~78~~79
4.27    [Reserved].    ~~78~~79
4.28    ~~OFAC    78~~[Reserved]    79
4.29    Sanctions; Anti-Corruption Laws    ~~78~~79
4.30    Outbound Investment Rules    80
SECTION 5 CONDITIONS PRECEDENT    ~~78~~80
5.1    Conditions to Initial Extension of Credit    ~~78~~80
5.2    Conditions to Each Extension of Credit    ~~81~~83
5.3    Post-Closing Obligations    ~~82~~83
SECTION 6 AFFIRMATIVE COVENANTS    ~~83~~84
6.1    Financial Statements    ~~83~~84
6.2    Certificates; Reports; Other Information    ~~83~~85
6.3    [Reserved].    ~~85~~86
6.4    Payment of Taxes    ~~85~~86
6.5    Maintenance of Existence; Compliance    ~~85~~86
6.6    Maintenance of Property; Insurance    ~~85~~87
6.7    Books and Records; Discussions    ~~85~~87
6.8    Notices    ~~86~~87
6.9    Environmental Laws.    ~~87~~88

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(continued)
Page

6.10    Operating Accounts    ~~87~~; Cash Management    88
6.11    ~~[Reserved]~~Audits    ~~87~~89
6.12    Additional Collateral, Etc.    ~~87~~89
6.13    Use of Proceeds    ~~90~~91
6.14    Designated Senior Indebtedness    ~~90~~92
6.15    Sanctions; Anti-Corruption Laws    ~~90~~92
6.16    Further Assurances    ~~90~~92
SECTION 7 NEGATIVE COVENANTS    ~~90~~92
7.1    Financial Condition Covenants.    ~~90~~92
7.2    Indebtedness    ~~90~~92
7.3    Liens    ~~92~~94
7.4    Fundamental Changes    ~~94~~96
7.5    Disposition of Property    ~~94~~96
7.6    Restricted Payments    ~~95~~97
7.7    [Reserved]    ~~97~~98
7.8    Investments    ~~97~~99
7.9    ERISA    ~~99~~101
7.10    Optional Payments; Modifications of Certain Preferred Stock    ~~100~~102
7.11    Transactions with Affiliates    ~~100~~102
7.12    Sale Leaseback Transactions    ~~100~~102
7.13    Swap Agreements    ~~100~~102
7.14    Accounting Changes    ~~101~~103
7.15    Negative Pledge Clauses    ~~101~~103
7.16    Clauses Restricting Subsidiary Distributions    ~~101~~103
7.17    Lines of Business    ~~101~~103
7.18    ~~[Reserved]    101~~Designation of other Indebtedness    103
7.19    [Reserved]    ~~101~~104
7.20    Amendments to Operating Documents and Material Contracts    ~~102~~104
7.21    Use of Proceeds    ~~102~~104
7.22    Subordinated Indebtedness.    ~~102~~104

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(continued)
Page

7.23    Anti-Terrorism Laws    ~~102~~104
7.24    Outbound Investment Rules.    104
SECTION 8 EVENTS OF DEFAULT    ~~102~~105
8.1    Events of Default    ~~102~~105
8.2    Remedies Upon Event of Default    ~~105~~107
8.3    Application of Funds    ~~106~~108
SECTION 9 THE ADMINISTRATIVE AGENT    ~~108~~110
9.1    Appointment and Authority.    ~~108~~110
9.2    Delegation of Duties    ~~109~~111
9.3    Exculpatory Provisions    ~~109~~111
9.4    Reliance by Administrative Agent    ~~110~~112
9.5    Notice of Default    ~~110~~112
9.6    Non-Reliance on Administrative Agent and Other Lenders    ~~110~~112
9.7    Indemnification    ~~111~~113
9.8    Agent in Its Individual Capacity    ~~111~~114
9.9    Successor Administrative Agent.    ~~111~~114
9.10    Collateral and Guaranty Matters    ~~112~~115
9.11    Administrative Agent May File Proofs of Claim    ~~113~~116
9.12    ~~[Reserved]    114~~Erroneous Payments.    116
9.13    Cash Management Bank and Qualified Counterparty Reports    ~~114~~118
9.14    Survival    ~~114~~119
SECTION 10 MISCELLANEOUS    ~~115~~119
10.1    Amendments and Waivers.    ~~115~~119
10.2    Notices    ~~117~~121
10.3    No Waiver; Cumulative Remedies    ~~118~~122
10.4    Survival of Representations and Warranties    ~~118~~123
10.5    Expenses; Indemnity; Damage Waiver.    ~~119~~123
10.6    Successors and Assigns; Participations and Assignments.    ~~120~~124
10.7    Adjustments; Set-off.    ~~124~~128
10.8    Payments Set Aside    ~~125~~129
10.9    Interest Rate Limitation    ~~125~~129

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(continued)
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10.10    Counterparts; Electronic Execution of Assignments.    ~~125~~130
10.11    Severability    ~~126~~130
10.12    Integration    ~~126~~130
10.13    GOVERNING LAW    ~~126~~130
10.14    Submission to Jurisdiction; Waivers    ~~126~~130
10.15    Acknowledgements    ~~127~~131
10.16    Releases of Guarantees and Liens.    ~~128~~132
10.17    Treatment of Certain Information; Confidentiality    ~~128~~132
10.18    Automatic Debits    ~~129~~133
10.19    Judgment Currency    ~~129~~133
10.20    Patriot Act; Other Regulations    ~~130~~134
10.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    ~~130~~134
10.22    Acknowledgement Regarding Any Supported QFCs    ~~130~~135
10.23    Cashless Settlement    136

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(continued)

SCHEDULES
Schedule 1.1A:        Commitments
~~Schedule 1.1B:        Existing Letters of Credit~~
~~Schedule 1.1C:        Permitted Holders~~
~~Schedule 4.4:        Governmental Approvals, Consents, Authorizations, Filings and Notices~~
~~Schedule 4.13:        Pension Plans~~
~~Schedule 4.15:        Subsidiaries~~
~~Schedule 4.17:        Environmental Matters~~
~~Schedule 4.19(a):        Financing Statements and Other Filings~~
~~Schedule 7.2(d):        Existing Indebtedness~~
~~Schedule 7.3(f):        Existing Liens~~
~~Schedule 7.8(e):        Existing Investments~~
EXHIBITS
Exhibit A:        Form of Guarantee and Collateral Agreement
Exhibit B:        Form of Compliance Certificate
Exhibit C:        Form of Secretary’s/Managing Member’s Certificate
Exhibit D:        Form of Solvency Certificate
Exhibit E:        Form of Assignment and Assumption
Exhibits F-1 – F-4:    Forms of U.S. Tax Compliance Certificate
Exhibit G:        [Reserved]
Exhibit H-1:        Form of Revolving Loan Note
Exhibit H-2:        Form of Swingline Loan Note
Exhibit I:        [Reserved]
Exhibit J:        Form of Collateral Information Certificate
Exhibit K:        Form of Notice of Borrowing
Exhibit L:        Form of Notice of Conversion/Continuation

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of February 16, 2021, is entered into by and among FASTLY, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent and collateral agent for the Lenders (in such capacities, together with any successors and assigns in such capacities, the “Administrative Agent”).

RECITALS:

WHEREAS, the Borrower desires to obtain financing for working capital financing and letter of credit facilities;
WHEREAS, the Lenders have agreed to extend a revolving credit facility to the Borrower, upon the terms and conditions specified in this Agreement, in an aggregate principal amount not to exceed $~~60,000,000~~100,000,000, including a letter of credit sub-facility in the aggregate availability amount of $10,000,000 (as a sublimit of the revolving loan facility), and a swingline sub-facility in the aggregate availability amount of $20,000,000; (as a sublimit of the revolving loan facility);
WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of its assets; and
WHEREAS, each of the Guarantors has agreed to guarantee the Obligations of the Borrower and to secure its respective Obligations in respect of such guarantee by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of its assets.
NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1
DEFINITIONS
1.1    Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“~~2026~~2028 Convertible Notes”: the ~~0~~7.75% convertible senior notes due ~~2026~~2028, issued on ~~March~~December 5, ~~2021~~2024.
“2030 Convertible Notes”: the 0% convertible senior notes due 2030, issued on December 9, 2025.
“ABR”: for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect for such day plus 0.50%, and (c) 3.25%. Any change in the ABR due to a change in any of the Prime Rate or the Federal Funds Effective Rate, as the case may be, shall be effective as of the opening of business on the effective day of the change in such rates.
“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.

“Account Debtor”: any Person who may become obligated to any Person under, with respect to, or on account of, an Account, chattel paper or general intangibles (including a payment intangible). Unless otherwise stated, the term “Account Debtor,” when used herein, shall mean an Account Debtor in respect of an Account of a Group Member.
“Accounts”: all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing. Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of a Group Member.
“Adjusted Quick Ratio”: as of any date of determination, (a) the sum of (i) Qualified Cash, plus (ii) net billed Accounts of the Loan Parties; divided by (b) the result of (i) Current Liabilities minus (ii) to the extent included in Current Liabilities, the current portion of Deferred Revenue.
~~“Adjusted Term SOFR”: for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be equal to the Floor.~~
“Administrative Agent”: SVB, as the administrative agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity.
“Administrative Borrower”: as defined in Section 2.25(m).
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender”: as defined in Section 2.23.
“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, neither the Administrative Agent nor the Lenders shall be deemed Affiliates of the Loan Parties as a result of the exercise of their rights and remedies under the Loan Documents.
“Agent Parties”: as defined in Section 10.2(d)(ii).
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, and (b) without duplication of clause (a), the L/C Commitment of such Lender then in effect (as a sublimit of the Revolving Commitment of such Lender).
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.
“Agreement Currency”: as defined in Section 10.19.
“Alternative Currency”: each of the following currencies: Sterling, Euro or Australian Dollars, together with each other currency (other than Dollars) that is approved in accordance with Section 1.5.
“Alternative Currency Equivalent”: at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Applicable Margin”: (a) commencing on the first day of the second full quarter ending after the Closing Date and ending on the date immediately prior to the Third Amendment Effective Date, the rate per annum set forth under the relevant column heading below based on the applicable Average Daily Usage for the prior quarter:

Level	Average Daily Usage	Applicable Margin for SOFR Loans	Applicable Margin for ABR Loans
I	< 50% of Total Revolving Commitments	1.75%	0.75%
II	≥ 50% of Total Revolving Commitments	2.00%	1.00%

Notwithstanding the foregoing, (i) until and including the last day of the first full quarter ending after the Closing Date, the Applicable Margin shall be the rates corresponding to Level I in the foregoing table, and (ii) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.
(b) at any time on or after the Third Amendment Effective Date but prior to the Fourth Amendment Effective Date, (i) 2.00% per annum with respect to SOFR Loans and (ii) 1.00% per annum with respect to ABR Loans.
(c) at any time on or after the Fourth Amendment Effective Date, (i) 1.75% per annum with respect to SOFR Loans and (ii) 0.75% per annum with respect to ABR Loans.
“Applicable Time”: with respect to any Revolving Extensions of Credit and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.
“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
“Available Revolving Commitment”: at any time, an amount equal to (a) the Total Revolving Commitments in effect at such time, minus (b) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time, minus (c) the Dollar Equivalent of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans or Swingline Loans at such time, minus (d) the aggregate principal balance of any Revolving Loans and Swingline Loans outstanding at such time.
“Available Revolving Increase Amount”: as of any date of determination, an amount equal to the result of (a) $50,000,000 minus (b) the aggregate principal amount of Increases to the Revolving Commitments previously made pursuant to Section 2.27 after the ~~Third~~Fourth Amendment Effective Date.
“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period (if applicable) pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” (if applicable) pursuant to Section 2.17(b)(iv).
“Average Daily Usage”: the average of the result of the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, (b) the aggregate amount of all Letter of Credit disbursements that have not yet been reimbursed or converted into Revolving Loans or Swingline Loans at such time, and (c) the aggregate principal balance of any Loans (including Swingline Loans) outstanding at such time for each day of the immediately preceding calendar quarter.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time ~~which~~that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other Insolvency Proceedings).

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.”
“Benchmark”: initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(b)(i).

“Benchmark Replacement”: with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)     the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment”: with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:
(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark

(or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period”: the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17(b).
“Benefitted Lender”: as defined in Section 10.7(a).

“Blocked Person”: as defined in Section 7.23.
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: as defined in the preamble hereto.
“Borrowing”: a borrowing consisting of simultaneous Loans of the same Type and, in the case of a SOFR Borrowing, having the same Interest Period made by the Lenders.
“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
“Business”: as defined in Section 4.17(b).
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or the State of North Carolina are authorized or required by law to close.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that, for all purposes hereunder, any obligations of such Person in respect of leases of real property that would have been treated as operating leases in accordance with Accounting Standards Codification 840 (regardless of whether or not then in effect) shall be treated as operating leases for purposes of all financial definitions, calculations and covenants, without giving effect to Accounting Standards Codification 842 requiring operating leases to be recharacterized or treated as capital leases.
“Capital Stock”: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that, Permitted Convertible Indebtedness shall not constitute Capital Stock; it being agreed that any common stock or other equity securities into which Permitted Convertible Indebtedness is converted into or exchanged for shall constitute Capital Stock following such conversion or exchange.
“Cash Collateralize”: to pledge and deposit with or deliver to (a) with respect to Obligations in respect of Letters of Credit, the Administrative Agent, for the benefit of the Issuing Lender and one or more of the Lenders, as applicable, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such Issuing Lender; (b) with respect to Obligations arising under any Cash Management Agreement in connection with Cash

Management Services, the applicable Cash Management Bank, for its own or any of its applicable Affiliate’s benefit, as provider of such Cash Management Services, cash or deposit account balances or, if the Administrative Agent and the applicable Cash Management Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such Cash Management Bank; or (c) with respect to Obligations in respect of any Specified Swap Agreements, the applicable Qualified Counterparty, as Collateral for such Obligations, cash or deposit account balances or, if such Qualified Counterparty shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to such Qualified Counterparty. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of 12 months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 12 months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; (i) in the case of any Group Member organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Group ~~member~~Member is organized or has its principal place of business which are similar and of comparable credit quality to the items specified in clauses (b) through (~~i~~h) above; or (j) investments permitted by the Borrower’s board-approved investment policy (x) as provided to the Administrative Agent ~~on January 5, 2024~~in November 2025 and (y) as approved from time to time by the Administrative Agent thereafter (such approval not to be unreasonably withheld, delayed or conditioned); provided that any changes to the Borrower’s board-approved investment policy based on recommendations from the Administrative Agent or its Affiliates shall not be subject to such approval.
“Cash Management Agreement”: as defined in the definition of “Cash Management Services.”
“Cash Management Bank”: any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Cash Management Services”: cash management and other services provided to one or more of the Group Members by a Cash Management Bank which may include treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), merchant services, direct deposit of payroll, business credit card (including so-called “purchase cards”, “procurement cards” or “p-cards”), credit card processing services, debit cards, stored value cards, and check cashing services identified in such Cash Management Bank’s various cash management services or other similar agreements (each, a “Cash Management Agreement”).
“Casualty Event”: any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.
“Certificated Securities”: as defined in Section 4.19(a).
“Change of Control”: (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) ~~(other than the Permitted Holders to the extent arising solely from the conversion of the Permitted Holders’ Capital Stock of the Borrower held on the Closing Date to Series A Common Stock of the Borrower)~~ shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 40% or more of the ordinary voting power for the election of directors of the Borrower (determined on a fully diluted basis); or (b) at any time, the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each other Loan Party free and clear of all Liens other than Liens permitted by Section 7.3 (other than director’s qualifying shares or other shares required to be held by a third party as required by law); or (c) a “change of control,” “fundamental change” or any comparable term or similar event under any agreement governing Permitted Convertible Indebtedness or any other Indebtedness of the Group Members in an aggregate principal amount in excess of the Threshold Amount, in each case that permits the holder of such Indebtedness to require repayment, redemption, purchase, retirement, defeasance, sinking fund, settlement, conversion or similar payment with respect to all or part of the principal amount thereof prior to the scheduled maturity thereof.
“Closing Date”: ~~the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders~~February 16, 2021.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. For the avoidance of doubt, no Excluded Asset shall constitute “Collateral.”
“Collateral Information Certificate”: any Collateral Information Certificate to be executed and delivered by the Borrower pursuant to the terms of the Loan Documents (including the Fourth Amendment), substantially in the form of Exhibit J.
“Collateral-Related Expenses”: all reasonable costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and reimbursement for all other reasonable costs, expenses and liabilities and advances made or incurred by the Administrative

Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.
“Commitment”: as to any Lender, its Revolving Commitment.
“Commitment Fee Rate”: (a) at any time prior to the Third Amendment Effective Date, the rate per annum set forth under the relevant column heading below based on the applicable Average Daily Usage for the prior calendar quarter:

Level	Average Daily Usage	Commitment Fee Rate
I	< 50% of Total Revolving Commitments	0.25%
II	≥ 50% of Total Revolving Commitments	0.20%

Notwithstanding the foregoing, until and including the last day of the first full calendar quarter ending after the Closing Date, the Commitment Fee Rate shall be the rates corresponding to Level I in the foregoing table.
(b)    at any time on or after the Third Amendment Effective Date but prior to the Fourth Amendment Effective Date, 0.25% per annum.
(c)    at any time on or after the Fourth Amendment Effective Date, the rate per annum set forth under the relevant column heading below based on the applicable Average Daily Usage for the prior calendar quarter:

Level	Average Daily Usage	Commitment Fee Rate
I	≤ $50,000,000	0.25%
II	> $50,000,000	0.20%

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.
“Communications”: as defined in Section 10.2(d)(ii).
“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit B.

“Conforming Changes”: with respect to either the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement”: any account control agreement in form and substance reasonably satisfactory to the Administrative Agent entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary at which a Loan Party maintains a Securities Account, such Loan Party, and the Administrative Agent pursuant to which the Administrative Agent obtains control (within the meaning of the UCC or any other applicable law) over such Deposit Account or Securities Account.
“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.
“Covenant Testing Period”: each period (a) commencing on and including the last day of any fiscal quarter of the Borrower for which the Borrower’s Adjusted Quick Ratio as of such day is less than 1.75:1.00, and (b) continuing until the Borrower’s Adjusted Quick Ratio as of the last day of a fiscal quarter of the Borrower is at least 1.75:1.00 for two consecutive fiscal quarters.
“Current Liabilities”: the sum of (without duplication) (a) the Obligations (including, without limitation, any outstanding drawn or undrawn Letters of Credit), plus (b) the aggregate amount of the Group Members’ Total Liabilities (excluding operating leases and leases of real property) that mature within one year from the applicable date of determination.
“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day a “SOFR Determination Day”) that is five (5) U.S. Government

Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Default Rate”: as defined in Section 2.15(c).
“Defaulting Lender”: subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.
“Deferred Revenue”: all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
“Deposit Account”: any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.
“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Determination Date”: as defined in the definition of “Pro Forma Basis”.
“Discharge of Obligations”: subject to Section 10.8, the satisfaction of the Obligations (including all such Obligations relating to Cash Management Services) by the payment in full, in cash (or, as applicable, Cash Collateralization in accordance with the terms hereof or other arrangements satisfactory to the Issuing Lender or the applicable Cash Management Bank have been made) of the principal of and interest on or other liabilities related to each Loan (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made), and other Obligations under or in respect of Specified Swap Agreements, to the extent (a) any such Obligations in respect of Specified Swap Agreements have, if required by any applicable Qualified Counterparties, been Cash Collateralized or other arrangements satisfactory to the applicable Qualified Counterparty have been made, (b) no Letter of Credit shall be outstanding (or, as applicable, each outstanding and undrawn Letter of Credit has been Cash Collateralized in accordance with the terms hereof or backstopped in a manner agreed to by the Borrower and the Issuing Lender), (c) no Obligations in respect of any Cash Management Services are outstanding (or, as applicable, all such outstanding Obligations in respect of Cash Management Services have been Cash Collateralized in accordance with the terms hereof or other arrangements satisfactory to the applicable Cash Management Bank have been made), and (d) the aggregate Commitments of the Lenders are terminated.
“Disclosure Letter”: the amended and restated disclosure letter, dated as of the ~~date hereof~~Fourth Amendment Effective Date, delivered by each Loan Party to Administrative Agent for the benefit of the Lenders.
“Disposition”: with respect to any property (including, without limitation, Capital Stock of any Subsidiary), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) and any issuance of Capital Stock of any Subsidiary. The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, none of the following shall constitute a Disposition: (a) the sale of any Permitted Convertible Indebtedness by the Borrower, (b)

the entry into any Permitted Equity Derivative Transaction by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness, (c) the settlement, unwinding or termination of any Permitted Equity Derivative Transaction, or (d) the issuance of cash and/or Capital Stock that is not Disqualified Stock pursuant to the conversion, repurchase or exchange of Permitted Convertible Indebtedness or the settlement, unwinding or termination of any Permitted Equity Derivative Transaction.
“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than a change of control or similar event), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than solely for Capital Stock which is not Disqualified Stock), or redeemable at the option of the holder thereof, in whole or in part (other than solely for Capital Stock which is not Disqualified Stock), on or prior to the date that is 91 days after the date on which the Loans mature. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Group Members may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends. Notwithstanding the preceding sentence, (i) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to be paid upon liquidation, dissolution, winding up or pursuant to such other applicable statutory or regulatory obligations of the issuer of such Capital Stock will not constitute Disqualified Stock if the terms of such Capital Stock provide that such payments may not be made with respect to such Capital Stock unless such payments are made after the Discharge of Obligations and (ii) if such Capital Stock is issued pursuant to a plan or agreement for the benefit of the Borrower’s or its Subsidiaries’ employees or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.
“Division”: in reference to any Person which is an entity, the division of such Person into 2 or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act, or any analogous action taken pursuant to any other applicable Requirements of Law.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount, (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such currency.
“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)); provided, that so long as no Event of Default has occurred and is continuing, no Excluded Lender shall be an Eligible Assignee without the prior consent of the Borrower.
“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Group Member directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.
“ERISA Affiliate”: each business or entity which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c), (m) or (n) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.
“ERISA Event”: any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability to a Loan Party under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability to a Loan Party therefor, or the receipt by any Loan Party or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Group Member may be directly or indirectly liable; (m) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Loan Party or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Group Member in connection with any such Plan; (p) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to qualify for exemption from taxation under Section 501(a) of the Code; (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV of ERISA, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (r) the establishment or amendment by any Group Member of any “welfare plan” as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Loan Party.
“ERISA Funding Rules”: the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Erroneous Payment”: as defined in Section 9.12(a).
“Erroneous Payment Subrogation Rights”: as defined in Section 9.12(d).
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time and any successor statute.
“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.
“Excluded Lender”: any Person (a) that has been specifically identified by name in writing (which shall set forth in reasonable detail the basis of each applicable designation) by the Borrower to the Administrative Agent as constituting an “Excluded Lender” on or prior to the Closing Date or (b) that is a direct competitor of the Borrower or a vulture/distressed fund that has been specifically identified by name in writing (which shall set forth in reasonable detail the basis of each applicable designation) by the Borrower to the Administrative Agent as constituting an “Excluded Lender” (A) on or prior to the Closing Date or (B) periodically during the term of this Agreement; provided, in every case, such Persons shall no longer be designated as an Excluded Lender if any payment or bankruptcy Event of Default has occurred and is continuing. The designation of any Person as an Excluded Lender after the Closing Date shall not become effective until three Business Days after approval by the Administrative Agent. For the avoidance of doubt, with respect to any assignee or Participant that becomes an Excluded Lender after the applicable Trade Date, (a) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (b) such assignment or participation and, in the case of an assignment, the execution by Borrower of an Assignment and Assumption with respect to such assignee, will not by itself result in such assignee no longer being considered an Excluded Lender. The Administrative Agent (a) shall have the right (but not the obligation), and the Borrower hereby expressly authorizes the Administrative Agent, to post the list of Excluded Lenders and any updates thereto from time to time on the Platform, and (B) shall provide the list of Excluded Lenders and any updates thereto to each Lender or Participant requesting the same. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Excluded Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Excluded Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to, or restrictions on the exercise of rights or remedies of, Excluded Lenders or otherwise have any responsibility or liability for enforcing the Borrower’s or any Lender’s compliance with the terms of any of the provisions set forth herein with respect to Excluded Lenders.
“Excluded Subsidiary”: any Subsidiary that is (a) not a direct Domestic Subsidiary of a Loan Party, (b) a Foreign Subsidiary Holding Company or (c) an Immaterial Subsidiary.
“Excluded Swap Obligations”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor with respect to, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Guarantee Obligation of such Guarantor, or the grant by such Guarantor of such Lien, becomes effective with respect to such Swap Obligation. If such a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee Obligation or Lien is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f) and (d) any withholding Taxes imposed under FATCA.
~~“Existing Letters of Credit”: the letters of credit described on Schedule 1.1B of the Disclosure Letter.~~
“Facility”: each of (a) the L/C Facility (which is a sub-facility of the Revolving Facility), (b) the Revolving Facility and (c) the Swingline Facility (which is a sub-facility of the Revolving Facility).
“FASB ASC”: the Accounting Standards certification of the Financial Accounting Standards Board.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA”: as defined in Section 4.29(b).
“Federal Funds Effective Rate”: for any day, the greater of (a) 0.00% and (b) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.
“Fee Letter”: the letter agreement dated as of the date hereof, between the Borrower and the Administrative Agent.
“Flood Laws”: the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).
“Floor”: 1.00% per annum.

“Flow of Funds Agreement”: the spreadsheet or other similar statement prepared by the Administrative Agent regarding the disbursement of Loan proceeds (if any) on the Closing Date, the funding and the payment of the Administrative Agent’s reasonable and documented expenses and the reasonable and documented expenses of the Administrative Agent’s counsel, and such other matters as may be agreed to by the Borrower and the Administrative Agent.
“Foreclosed Borrowers”: as defined in Section 2.25.
“Foreign Lender”: (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Foreign Subsidiary Holding Company”: any direct or indirect Domestic Subsidiary of the Borrower, substantially all of the assets of which consist of the Capital Stock (or Capital Stock and debt) of one or more controlled foreign corporations (within the meaning of Section 957 of the Code) or one or more other Foreign Subsidiary Holding Companies.
“Fourth Amendment”: that certain Fourth Amendment to Credit Agreement dated as of August 17, 2026 by and among the Borrower, the Lenders, the Administrative Agent, the Issuing Lender and the Swingline Lender.
“Fourth Amendment Effective Date”: as defined in the Fourth Amendment.
“Fourth Amendment Fee Letter”: the letter agreement dated the Fourth Amendment Effective Date, by and between the Borrower and the Administrative Agent.
“Fronting Exposure”: at any time there is a Defaulting Lender, as applicable, (a) with respect to the Issuing Lender, such Defaulting Lender’s L/C Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“Funding Office”: the Revolving Loan Funding Office.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, or the adoption of IFRS.
“Global Intercompany Note”: ~~a~~an amended and restated global intercompany note as contemplated by the Fourth Amendment, evidencing all Indebtedness of the Group Members to any Loan Party, ~~to be~~ executed and delivered by each of the Group Members and pledged to the Administrative Agent as Collateral.
“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting accounting or regulatory capital rules or standards (including the Financial Standards Board, the Bank for International Settlements, the Basel Committee on Banking Supervision and any successor or similar authority to any of the foregoing).
“Group Members”: the collective reference to the Borrower and its Subsidiaries.
“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Loan Parties, substantially in the form of Exhibit A.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guarantors”: a collective reference to each Subsidiary of the Borrower which has become a Guarantor pursuant to the requirements of Section 6.12 hereof and the Guarantee and Collateral Agreement. Notwithstanding the foregoing or any contrary provision herein or in any other Loan Document, no Excluded Subsidiary shall be required to be a Guarantor.
“IBA”: as defined in Section 1.7.
“IFRS”: international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Illegality Notice”: as defined in Section 2.19.
“Immaterial Subsidiary”: any Subsidiary of any Loan Party (other than the Borrower) which (a) holds assets representing 5% or less ~~(or, in the case of Signal Sciences, LLC from the Closing Date through, and including, September 30, 2021, 7.5% or less)~~ of the Borrower’s consolidated total assets as of the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(b) (determined in accordance with GAAP), (b) has generated 5% or less of the Borrower’s consolidated total revenues determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(b), (c) owns no Capital Stock of any Subsidiary that is not an Immaterial Subsidiary, and (d) ~~other than in the case of Signal Sciences, LLC from the Closing Date through, and including, September 30, 2021,~~ owns no material Intellectual Property; provided that all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have (i) aggregate consolidated total assets that would represent 10% or more of the Borrower’s consolidated total assets as of such date, or (ii) generated 10% or more of the Borrower’s consolidated total revenues for such four fiscal quarter period, in each case of clauses (i) and (ii) determined in accordance with GAAP. No Loan Party shall be or become an Immaterial Subsidiary. As of the Fourth Amendment Effective Date, Immaterial Subsidiary shall include any Subsidiary designated as an Immaterial Subsidiary on Schedule 4.15 of the Disclosure Letter.
“Increase”: as defined in Section 2.27.
“Increase Joinder”: an instrument, in form and substance reasonably satisfactory to the Administrative Agent, by which a Lender becomes a party to this Agreement pursuant to Section 2.27.
“Incurred”: as defined in the definition of “Pro Forma Basis”.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) current trade payables incurred in the ordinary course of such Person’s business, (ii) any earn-out obligation unless either such obligation is not paid after becoming due and payable or such obligation is required to be reflected on the Borrower’s balance sheet in accordance with GAAP and (iii) accruals for payroll and other liabilities, including deferred compensation or stock-based compensation arrangements and prepaid or deferred revenue, in each case, accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Stock, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee”: as defined in Section 10.5(b).
“Initial Springing Maturity Test Date”: as defined in the definition “Revolving Termination Date”.
“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. federal, state or foreign law, including any Debtor Relief Law.
“Insured Cash Sweep Accounts”: as defined in Section 6.10.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intellectual Property Security Agreement”: an intellectual property security agreement entered into between a Loan Party and the Administrative Agent pursuant to the terms of the Guarantee and Collateral Agreement in form and substance satisfactory to the Administrative Agent, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.12, in each case as amended, restated, supplemented or otherwise modified from time to time.
“Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the last calendar day of each month to occur while such Loan is outstanding and the final maturity date of such

Loan, (b) as to any SOFR Loan (i) having an Interest Period of three (3) months or less, the last Business Day of such Interest Period and the Revolving Termination Date and (ii) having an Interest Period longer than three (3) months, each Business Day that is three (3) months after the first day of such Interest Period, the last Business Day of such Interest Period and the Revolving Termination Date or Term Loan Maturity Date, as applicable, and (c) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.
“Interest Period”: as to any SOFR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such SOFR Loan and ending on the numerically corresponding day in the month that is one (1), three (3) or six (6) months thereafter, as selected by Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such SOFR Loan and ending on the numerically corresponding day in the month that is one (1), three (3) or six (6) months thereafter, as selected by Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 10:00 A.M., Pacific time, on the date that is three (3) U.S. Government Securities Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iv)    no tenor that has been removed from (and not reinstated in) this definition pursuant to Section 2.17(b) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.
“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with the Group Members’ operations and (b) not for speculative purposes.
“Inventory”: all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.
“Investments”: as defined in Section 7.8.

“IRS”: the Internal Revenue Service, or any successor thereto.
“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuing Lender”: as the context may require, (a) SVB or any Affiliate thereof, in its capacity as issuer of any Letter of Credit ~~(including, without limitation, each Existing Letter of Credit)~~, and (b) any other Lender or an Affiliate thereof that may become an Issuing Lender pursuant to Section 3.11 or 3.12, with respect to Letters of Credit issued by such Lender or its Affiliate. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.
“Issuing Lender Fees”: as defined in Section 3.3(a).
“Judgment Currency”: as defined in Section 10.19.
“L/C Advance”: each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its L/C Percentage of the L/C Commitment. All L/C Advances shall be denominated in Dollars.
“L/C Commitment”: as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption or Increase Joinder pursuant to which such L/C Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Revolving Commitment and the aggregate amount of the L/C Commitments shall not exceed the amount of the Total L/C Commitments at any time.
“L/C Disbursements”: a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit.
“L/C Exposure”: at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans or Swingline Loans at such time. The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.
“L/C Facility”: the L/C Commitments and the extensions of credit made thereunder.
“L/C Fee Payment Date”: as defined in Section 3.3(a).
“L/C Lender”: a Lender with an L/C Commitment.

“L/C Percentage”: as to any L/C Lender at any time, the percentage of the Total L/C Commitments represented by such L/C Lender’s L/C Commitment, as such percentage may be adjusted as provided in Section 2.24.
“L/C-Related Documents”: collectively, each Letter of Credit ~~(including any Existing Letter of Credit)~~, all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by the Borrower to the Issuing Lender and any other document, agreement and instrument relating to any Letter of Credit, including any of the Issuing Lender’s standard form documents for letter of credit issuances.
“LCA Election”: as defined in Section 1.6.
“LCA Test Date”: as defined in Section 1.6.
“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lender, the L/C Lenders, and the Swingline Lender.
“Letter of Credit”: as defined in Section 3.1(a)~~; provided that such term shall include each Existing Letter of Credit~~.
“Letter of Credit Availability Period”: the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.
“Letter of Credit Fees”: as defined in Section 3.3(a).
“Letter of Credit Fronting Fees”: as defined in Section 3.3(a).
“Letter of Credit Maturity Date”: the date occurring 15 days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Acquisition”: any Permitted Acquisition, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and is being financed with an Increase; provided, that, in the event the consummation of any such Permitted Acquisition shall not have occurred on or prior to the date that is 120 days following the signing of the applicable Limited Condition Acquisition Agreement, such Permitted Acquisition shall no longer constitute a Limited Condition Acquisition for any purpose.
“Limited Condition Acquisition Agreement”: any agreement providing for a Limited Condition Acquisition.
“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, each Security Document, each Note, the Fee Letter, the Second Amendment Fee Letter, the Third Amendment Fee Letter, the Fourth Amendment Fee Letter, each Assignment and Assumption, each Compliance Certificate, each Increase Joinder, each Notice of Borrowing, each Notice of Conversion/Continuation, the Solvency Certificate, the Collateral Information Certificate, each L/C-Related Document, each subordination or intercreditor agreement and any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 3.10, or otherwise, and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Parties”: each Group Member that is a party to a Loan Document, as a Borrower or a Guarantor.
“Material Adverse Effect”: a material adverse change in, or a material adverse effect on, (a) the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the Group Members, taken as a whole; (b) the rights and remedies, taken as a whole, of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.
“Minority Lender”: as defined in Section 10.1(b).
“Moody’s”: Moody’s Investors Service, Inc.
“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.12(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.
“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.
“Multiemployer Plan”: a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated to make contributions or has any liability.
“Net Liquidity”: as of the date of determination, the result (so long as such result is a positive number) of (a) the Available Revolving Commitment~~,~~  plus (b) Qualified Cash ~~minus (c) Current Liabilities~~.
“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.
“Note”: a Revolving Loan Note or a Swingline Loan Note.
“Notice of Borrowing”: a notice substantially in the form of Exhibit K.
“Notice of Conversion/Continuation”: a notice substantially in the form of Exhibit L.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities (including any fees or expenses that accrue after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) of the Loan Parties (and the other Group Members in the cash of obligations in respect of Cash Management Services) to the Administrative Agent, the Issuing Lender, any other Lender, any applicable Cash Management Bank, and any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Cash Management Agreement, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs, expenses (including all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Lender, any other Lender, any applicable Cash Management Bank, to the extent that any applicable Cash Management Agreement requires the reimbursement by any applicable Group Member of any such expenses, and any Qualified Counterparty) that are required to be paid by any Group Member pursuant any Loan Document, Cash Management Agreement, Specified Swap Agreement or otherwise. For the avoidance of doubt, the Obligations shall not include (a) any obligations arising under any warrants or other equity instruments issued by any Loan Party to any Lender, or (b) solely with respect to any Guarantor that is not a Qualified ECP Guarantor, any Excluded Swap Obligations of such Guarantor.
“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.
“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).
“Outbound Investment Rules”: the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Overadvance”: as defined in Section 2.8.
“Participant”: as defined in Section 10.6(d).
“Participant Register”: as defined in Section 10.6(d).
“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.
“Payment Recipient”: as defined in Section 9.12(a).
“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof has any obligation to make contributions or has any liability (contingent or otherwise), and (b) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
“Periodic Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.
“Permitted Acquisition”: as defined in Section 7.8(n).
“Permitted Convertible Indebtedness”: unsecured Indebtedness of the Borrower that (a) as of the date of issuance thereof contains terms, conditions, covenants, conversion or exchange rights, redemption rights and offer to repurchase rights, in each case, as are typical and customary for notes of such type (as determined by the Borrower in good faith) and (b) is convertible or exchangeable into shares of common stock of the Borrower (or other securities of a successor Person following merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that (i) such Permitted Convertible Indebtedness (other than any such Permitted Convertible Indebtedness that is outstanding as of the ~~Third~~Fourth Amendment Effective Date; provided that, for the avoidance of doubt, any refinancing, renewal or extension of any Permitted Convertible Indebtedness that is outstanding as of the ~~Third~~Fourth Amendment Effective Date shall only constitute Permitted Convertible Indebtedness to the extent that such refinanced, renewed or extended Indebtedness has a stated final maturity date that is no earlier than the date that is 180 days after the Scheduled Revolving Termination Date) shall have a stated final maturity date that is no earlier than the date 180 days after the Scheduled Revolving

Termination Date (the “Earliest Date”), (ii) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon any conversion of such Indebtedness (whether into cash, shares of common stock in the Borrower or any combination thereof), the occurrence of an event of default or a “fundamental change” or following the Borrower’s election to redeem such notes) prior to the Earliest Date, and (iii) no Group Member that is not a Loan Party shall have Guarantee Obligations with respect to obligations of the Borrower thereunder.
“Permitted Equity Derivative Transaction”: any forward purchase, accelerated share repurchase, call option, warrant or other derivative transaction relating to Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of Borrower) purchased or sold by Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock of Borrower (or such other securities or property), cash or a combination thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that (a) the aggregate net purchase price for such Permitted Equity Derivative Transactions does not exceed the net cash proceeds received by Borrower from the sale of the Permitted Convertible Indebtedness in connection with which such Permitted Equity Derivative Transactions were entered into, and (b) the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by Borrower in good faith).
~~“Permitted Holders”: the Persons listed on Schedule 1.1C to the Disclosure Letter.~~
“Person”: any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan”: (a) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is maintained or sponsored by any Group Member or to which any Group Member is obligated to make, contributions or has any liability, (b) a Pension Plan, or (c) a Qualified Plan.
“Plan Assets Regulation”: as defined in Section 4.13(f).
“Platform”: is any of Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.
“Preferred Stock”: the preferred Capital Stock of the Borrower, if any.
“Prime Rate”: for any day, a rate per annum equal to the rate of interest per annum published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the “Prime Rate” shall mean the rate of interest per annum announced by the Administrative Agent as its prime rate in effect at its principal office in the State of North Carolina (such announced Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors).
“Pro Forma Basis”: with respect to any calculation or determination for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”):

(a)    pro forma effect will be given to any Indebtedness incurred by a Group Member (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary) (“Incurred”) after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period;
(b)    pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Agreement applicable to the Indebtedness) had been the applicable rate for the entire reference period; and
(c)    pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by a Group Member, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of the Borrower in accordance with Regulation S-X under the Securities Act based upon the most recent four full fiscal quarters for which the relevant financial information is available.
“Projected Pro Forma Financial Statements”: projected balance sheets, income statements and cash flow statements prepared by the Group Members demonstrating pro forma compliance with the covenants set forth in Section 7.1.
“Projections”: as defined in Section 6.2(c).
“Properties”: as defined in Section 4.17(a).
“Qualified Cash”: as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents held at such time by the Loan Parties in Deposit Accounts or Securities Accounts that are subject to a first priority perfected Lien in favor of the Administrative Agent and Liens permitted by Section 7.3(h) and Section 7.3(k); provided that, notwithstanding the foregoing, from the Closing Date until ninety (90) days following the Closing Date, Qualified Cash shall include the aggregate amount of unrestricted cash and Cash Equivalents held at such time by the Loan Parties.
“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that is a Lender or an Affiliate of a Lender or, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.
“Qualified ECP Guarantor”: in respect of any Swap Obligation, (a) each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee Obligation of such Guarantor provided in respect of, or the Lien granted by such Guarantor to secure, such Swap Obligation (or guaranty thereof) becomes effective with respect to such Swap Obligation, and (b) any other Guarantor that (i) constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, or (ii) can cause another Person (including, for the avoidance of doubt, any other Guarantor not then constituting a “Qualified ECP Guarantor”) to qualify as an “eligible contract participant” at such time by entering into a “keepwell, support, or other agreement” as contemplated by Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate is obligated to make contributions or has liability (contingent or otherwise), and (b) that is intended to be tax qualified under Section 401(a) of the Code.
“Recipient”: the (a) Administrative Agent, (b) any Lender or (c) the Issuing Lender, as applicable.
“Refunded Swingline Loans”: as defined in Section 2.7(b).
“Register”: as defined in Section 10.6(c).
“Regulation ~~D~~T”: Regulation ~~D~~T of the Board~~,~~  as in effect from time to time and all official rulings and interpretations thereunder or thereof.
~~“Regulation T”: Regulation T of the Board as in effect from time to time.~~
“Regulation U”: Regulation U of the Board as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X”: Regulation X of the Board as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body”: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Lender”: as defined in Section 2.23.
“Required Lenders”: at any time, (a) if only one Lender holds the Total Revolving Commitments, such Lender; and (b) if more than one Lender holds the Total Revolving Commitments, then at least two Lenders who together hold more than 50% of the Total Revolving Commitments (including, without duplication, the L/C Commitments) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for the purposes of this clause (b), the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure and Swingline Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that a Lender and its Affiliates shall be deemed one Lender.
“Requirement of Law”: as to any Person, the Operating Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including, for the avoidance of doubt, the Basel Committee on Banking Supervision and any successor thereto or similar authority or successor thereto), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: with respect to any Loan Party, the chief executive officer, president, vice president, chief financial officer, treasurer, chief legal officer, chief administrative officer, controller or comptroller or other authorized officer of such Loan Party, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer, controller or comptroller of such Loan Party.
“Restricted Payments”: as defined in Section 7.6.
“Revaluation Date”: with respect to any Letter of Credit, each of the following: (a) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (b) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency, (c) ~~in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date~~[reserved], and (d) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Required Lenders shall require.
“Revenue Growth Rate”: the amount (expressed as a percentage) of (a)(i) the Borrower’s consolidated total revenues determined in accordance with GAAP for any trailing 4 fiscal quarter period (the “Test Period”) minus (ii) the Borrower’s consolidated total revenues determined in accordance with GAAP for the same trailing 4 fiscal quarter period of the immediately preceding year divided by (b) the Borrower’s consolidated total revenues determined in accordance with GAAP for the same trailing 4 fiscal quarter period of the immediately preceding year (the “Prior Period”); provided that if the Borrower has consummated a Permitted Acquisition, other merger or acquisition permitted hereunder, or any disposition of any business, including any division or line of business, or assets permitted hereunder (each, a “Specified Transaction”) during the Test Period, the Borrower’s consolidated total revenues for the Prior Period shall be recalculated, adjusted and determined on a pro forma basis as if such transaction occurred on the first day of the Prior Period.
“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption or Increase Joinder pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments and Increases permitted hereunder). The amount of the Total Revolving Commitments as of the ~~Third~~Fourth Amendment Effective Date is $~~60,000,000~~100,000,000. The L/C Commitment and the Swingline Commitment are each sublimits of the Total Revolving Commitments.
“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.
“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, plus (b)  such Lender’s L/C Percentage of the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit ~~(including the Existing Letter of Credit)~~ at such time, plus

(c) the Dollar Equivalent of such Lender’s L/C Percentage of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, plus (d) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.
“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.
“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
“Revolving Loan Conversion”: as defined in Section 3.5(b).
“Revolving Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“Revolving Loan Note”: a promissory note in the form of Exhibit H-1, as it may be amended, supplemented or otherwise modified from time to time.
“Revolving Loans”: as defined in Section 2.4(a).
“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments of all Lenders shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.
“Revolving Termination Date”: the earliest of (a) ~~April 30~~August 17, ~~2027~~2029 (the “Scheduled Revolving Termination Date”)~~, (b) so long as any Permitted Convertible Indebtedness existing on the Third Amendment Effective Date is outstanding,~~; provided that the Scheduled Revolving Termination Date may, at the option of the Borrower be extended until August 17, 2030 so long as Net Liquidity as of the date that is 90 days prior to the Scheduled Revolving Termination Date is greater than or equal to $200,000,000, (b) so long as any of the 2028 Convertible Notes are outstanding, the date that is 91 days prior to the stated maturity date of ~~such Permitted~~the 2028 Convertible ~~Indebtedness~~Notes (the “Initial Springing Maturity Test Date”) unless Net Liquidity as of such Initial Springing Maturity Test Date is greater than or equal to $200,000,000 (or, if less than $~~35,000,000 of Permitted~~50,000,000 of the 2028 Convertible ~~Indebtedness existing on the Third Amendment Effective Date remains~~Notes remain outstanding on the Initial Springing Maturity Test Date, $120,000,000) and (c) so long as any ~~Permitted~~of the 2028 Convertible ~~Indebtedness existing on the Third Amendment Effective Date is~~Notes are outstanding, any date after the Initial Springing Maturity Test Date if Net Liquidity is less than $200,000,000 (or, if less than $~~35,000,000 of Permitted~~50,000,000 of the 2028 Convertible ~~Indebtedness existing on the Third Amendment Effective Date remains~~Notes remain outstanding on such date, $120,000,000) on such date.
“S&P”: Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.
“Same Day Funds”: (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanction(s)”: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, ~~Her~~His Majesty’s Treasury or other relevant sanctions authority.
“Scheduled Revolving Termination Date”: as defined in the definition “Revolving Termination Date”.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Second Amendment Fee Letter”: the letter agreement dated as of February 16, 2024, by and between the Borrower and the Administrative Agent.
“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender and any Swingline Lender in its capacity as Swingline Lender), any Cash Management Bank (in its or their respective capacities as providers of Cash Management Services), and any Qualified Counterparties.
“Securities Account”: any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.
“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.
“Security Documents”: the collective reference to (a) the Guarantee and Collateral Agreement, (b) the Global Intercompany Note, (c) the Mortgages (if any), (d) each Control Agreement, (e) [reserved], (f) each Intellectual Property Security Agreement, (g) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, (h) each Pledge Supplement, (i) each Assumption Agreement, and (j) all financing statements, fixture filings, intellectual property filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.
“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Borrowing”: as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Determination Day”: as defined in the definition of “Daily Simple SOFR”.
“SOFR Loan”: a Loan that bears interest at a rate based on ~~Adjusted~~ Term SOFR.
“SOFR Rate Day”: as defined in the definition of “Daily Simple SOFR”.
“SOFR Tranche”: the collective reference to SOFR Loans under a particular Facility (other than the L/C Facility), the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Solvency Certificate”: the Solvency Certificate~~, dated the Closing Date, delivered to the Administrative Agent pursuant to Section 5.1(o), which Solvency Certificate shall be~~  in substantially the form of Exhibit D as delivered pursuant to the terms of this Agreement.
“Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts generally as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Specified Acquisition Agreement Representations”: such of the representations and warranties made by the sellers and their Affiliates in the Limited Condition Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its applicable Affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or such Affiliates’) obligations under the Limited Condition Acquisition Agreement, or decline to consummate the acquisition (in each case, in accordance with the terms thereof), as a result of a breach of such representations and warranties.
“Specified Representations”: those representations and warranties made in Sections 4.3(a) (with respect to the organizational existence of the Loan Parties only after giving effect to the Limited Condition Acquisition), 4.4 (excluding the third sentence thereof), 4.5 (solely with respect to the first sentence and with respect to Operating Documents), 4.11, 4.14, 4.19, 4.20 (giving effect to the Limited Condition Acquisition and the incurrence of the Increase loans in connection therewith), 4.28 and 4.29.

“Specified Swap Agreement”: any Swap Agreement (other than a Permitted Equity Derivative Transaction) entered into by a Loan Party (or in the sole discretion of the Administrative Agent, any other Group Member) and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into).
“Spot Rate”: for any currency, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date 2 Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by it if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.
“Subordinated Debt Document”: any agreement, certificate, document or instrument executed or delivered by any Group Member and evidencing Indebtedness of any Group Member which is subordinated to the Obligations (including payment, lien and remedies subordination terms, as applicable) in a manner approved in writing by the Administrative Agent, and any renewals, modifications, or amendments thereof which are not prohibited by this Agreement or the applicable subordination agreement or are otherwise approved in writing by the Administrative Agent.
“Subordinated Indebtedness”: Indebtedness of a Loan Party subordinated to the Obligations pursuant to subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Administrative Agent. For the avoidance of doubt, any Permitted Convertible Indebtedness shall not constitute Subordinated Indebtedness.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of any Group Member as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Group Member.
“SVB”: as defined in the preamble hereto.
“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that the following shall not constitute “Swap Agreements”: (a) any phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Group Members, (b) any stock option or warrant agreement for the purchase of Capital Stock of the Borrower, (c) the purchase of Capital Stock or Indebtedness (including securities convertible into Capital Stock) of the Borrower pursuant to delayed delivery contracts, accelerated stock repurchase agreements, forward contracts or other similar agreements and (d) any of the items specified in the foregoing clauses (a) through (c), to the extent the same constitutes a derivative embedded in a convertible security issued by the Borrower.
“Swap Obligation”: with respect to any Guarantor, any obligation of such Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date any such Swap Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).
“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.
“Swingline Lender”: SVB, in its capacity as the lender of Swingline Loans or such other Lender as the Borrower may from time to time select as the Swingline Lender hereunder pursuant to Section 2.7(f); provided that such Lender has agreed to be a Swingline Lender.
“Swingline Loan Note”: a promissory note in the form of Exhibit H-2, as it may be amended, supplemented or otherwise modified from time to time.
“Swingline Loans”: as defined in Section 2.6.
“Swingline Participation Amount”: as defined in Section 2.7(c).
“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR”: for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be equal to the Floor.
~~“Term SOFR Adjustment”: for any calculation with respect to a SOFR Loan, 0.10%.~~
“Term SOFR Administrator”: the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Borrowing”: as to any Borrowing, the Loans bearing interest at a rate based on ~~Adjusted~~ Term SOFR comprising such Borrowing.
“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.
“Third Amendment”: that certain Third Amendment to Credit Agreement dated as of April 30, 2024 by and among the Borrower, the Lenders, the Administrative Agent, the Issuing Lender and the Swingline Lender.
“Third Amendment Effective Date”: as defined in the Third Amendment.
“Third Amendment Fee Letter”: the letter agreement dated April 30, 2024, by and between the Borrower and the Administrative Agent.
“Threshold Amount”: at any time, the greater of (a) $20,000,000 and (b) 20% of the Total Revolving Commitments.
“Total L/C Commitments”: at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.10 or 3.5(b). The amount of the Total L/C Commitments on the ~~Third~~Fourth Amendment Effective Date is $10,000,000.
“Total Liabilities”: on any date of determination, obligations that should, under GAAP, be classified as liabilities on the Borrower’s consolidated balance sheet, including all Indebtedness.
“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.
“Trade Date”: as defined in Section 10.6(b)(i)(B).
“Transferee”: any Eligible Assignee or Participant.
“Type”: as to any Loan, its nature as an ABR Loan or a SOFR Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended ~~form~~from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.
“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.
“United States” and “U.S.”: the United States of America.
“USCRO”: the U.S. Copyright Office.
“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“USPTO”: the U.S. Patent and Trademark Office.
“U.S. Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate”: as defined in Section 2.20(f).
“Withholding Agent”: as applicable, any of any applicable Loan Party and the Administrative Agent, as the context may require.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to a given time of day shall, unless otherwise specified, be deemed to refer to Pacific time, and (vi) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.
(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(e)    Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person under the Loan Documents (and each Division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person) on the first date of its existence. In connection with any Division, if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then such asset shall be deemed to have been transferred from the original Person to the subsequent Person.
1.3    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.4    Exchange Rates.
(a)    The Administrative Agent or the Issuing Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Revolving Extensions of Credit denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender, as applicable.
(b)    Wherever in this Agreement the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative, Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Lender, as the case may be.
1.5    Alternative Currencies.
(a)    The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars, Any such request shall be subject to the approval of the Administrative Agent and the Issuing Lender.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and Issuing Lender, in their sole discretion). After receipt of such request, the Administrative Agent shall promptly notify the Issuing Lender thereof. The Issuing Lender shall notify the Administrative Agent, not later than ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.
(c)    Any failure by the Issuing Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the Issuing Lender of Letters of Credit to be issued in such requested currency. If the Administrative Agent and the Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.5, the Administrative Agent shall promptly so notify the Borrower. ~~Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.~~
(d)    Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption.
(e)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(f)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.6    Limited Condition Acquisitions. In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or metric, at the option of the Borrower (and, if the Borrower elects to exercise such option, such option shall be exercised on or prior to the date on which the definitive agreement for such Limited Condition Acquisition is executed) (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), then notwithstanding anything else to the contrary contained in this Agreement, the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent period of four fiscal quarters then ended prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any basket availability with respect to the incurrence of Indebtedness, the grant of Liens, or the making of Investments, Restricted Payments, Dispositions, mergers and consolidations or other transfer of all or substantially all of the assets of any Group Member on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming both that such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and have not been consummated.
1.7    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate,  ~~Adjusted Term SOFR,~~ Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as the Term SOFR Reference Rate,  ~~Adjusted~~ Term SOFR~~, Term SOFR~~  or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, ~~Adjusted~~ Term ~~SOFR, Term~~ SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate,  ~~Adjusted Term SOFR,~~ Term SOFR or any other Benchmark, in each case, pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 2
AMOUNT AND TERMS OF COMMITMENTS
2.1    [Reserved].
2.2    [Reserved].
2.3    [Reserved].
2.4    Revolving Commitments.
(a)    Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to the aggregate outstanding amount of the Swingline Loans, the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit, and the Dollar Equivalent of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans or Swingline Loans, incurred on behalf of the Borrower and owing to such Lender, does not exceed the amount of such Lender’s Revolving Commitment. In addition, such aggregate obligations shall not at any time exceed the Total Revolving Commitments in effect at such time. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.
(b)    The Borrower shall repay all outstanding Revolving Loans (including, without limitation, all Overadvances to the extent not previously repaid) on the Revolving Termination Date.
2.5    Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M. (a) three (3) U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of SOFR Loans, or (b) 1 Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments under Section 3.5(a) may be given not later than 10:00 A.M. on the date of the proposed borrowing), in each such case specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) the respective amounts of each such Type of Loan and in the case of SOFR Loans, the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the proceeds of the applicable Loans to be borrowed. If no Interest Period is specified with respect to any requested SOFR Loan, the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Each borrowing under the Revolving Commitments shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then Available Revolving Commitments are less than $1,000,000, such lesser amount); provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Revolving Loan Funding Office prior to 10:00 A.M. on the Borrowing Date requested by the Borrower in Same Day Funds to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent or, if so specified in the Flow of Funds Agreement, the Administrative Agent shall wire transfer all or a portion of such aggregate amounts in accordance with the wire instructions specified for such purpose in the Flow of Funds Agreement.
2.6    Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make available a portion of the credit accommodations otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect, (b) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the amount of the Available Revolving Commitments would be less than zero, and (c) the Borrower shall not use the proceeds of any Swingline Loan to refinance any then outstanding Swingline Loan. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only. The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date. The Swingline Lender shall not make a Swingline Loan during the period commencing at the time it has received notice (by telephone or in writing) from the Administrative Agent at the request of any Lender, acting in good faith, that one or more of the applicable conditions specified in Section 5.2 (other than Section 5.2(c)) is not then satisfied and has had a reasonable opportunity to react to such notice and ending when such conditions are satisfied or duly waived.

2.7    Procedure for Swingline Borrowing; Refunding of Swingline Loans.
(a)    Whenever the Borrower desires that the Swingline Lender make Swingline Loans the Borrower shall give the Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by the Swingline Lender not later than 12:00 P.M. on the proposed Borrowing Date) confirmed promptly in writing by a Notice of Borrowing, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period), and (iii) instructions for the remittance of the proceeds of such Loan. Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Promptly thereafter, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower an amount in Same Day Funds equal to the amount of the Swingline Loan to be made by depositing such amount in the account designated in writing to the Administrative Agent by the Borrower. Unless a Swingline Loan is sooner refinanced by the advance of a Revolving Loan pursuant to Section 2.7(b), such Swingline Loan shall be repaid by the Borrower no later than 5 Business Days after the advance of such Swingline Loan.
(b)    The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on 1 Business Day’s telephonic notice given by the Swingline Lender no later than 12:00 P.M. and promptly confirmed in writing, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of such Swingline Loan (each a “Refunded Swingline Loan”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Revolving Loan Funding Office in Same Day Funds, not later than 10:00 A.M. 1 Business Day after the date of such notice. The proceeds of such Revolving Loan shall immediately be made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loan. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) immediately to pay the amount of any Refunded Swingline Loan to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loan.
(c)    If prior to the time that the Borrower has repaid the Swingline Loans pursuant to Section 2.7(a) or a Revolving Loan has been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) or on the date requested by the Swingline Lender (with at least 1 Business Day notice to the Revolving Lenders), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of the outstanding Swingline Loans that were to have been repaid with such Revolving Loans.
(d)    Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(e)    Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(f)    The Swingline Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. Following such notice of resignation from the Swingline Lender, the Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the Required Lenders and the successor Swingline Lender. After the resignation or replacement of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation or replacement, but shall not be required or permitted to make any additional Swingline Loans.
2.8    Overadvances.
If at any time or for any reason the aggregate amount of the Total Revolving Extensions of Credit exceeds the amount of the Total Revolving Commitments then in effect (any such excess, an “Overadvance”), the Borrower shall immediately pay the full amount of such Overadvance to the Administrative Agent, without notice or demand. Any prepayment of any Revolving Loan that is a SOFR Loan hereunder shall be subject to Borrower’s obligation to pay any amounts owing pursuant to Section 2.21.
2.9    Fees.
(a)    Fee Letter. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.
(b)    Commitment Fee. As additional compensation for the Revolving Commitments, the Borrower shall pay to the Administrative Agent for the account of the Lenders, in arrears, on the last day of each calendar quarter prior to the Revolving Termination Date and on the Revolving Termination Date, a fee for the Borrower’s non-use of available funds in an amount equal to the Commitment Fee Rate per annum multiplied by the difference between (x) the Total Revolving Commitments (as they may be reduced or increased from time to time) and (y) the sum of (A) the average for the period of the daily closing balance of the Revolving Loans outstanding excluding the aggregate principal amount of Swingline Loans which shall be deemed to be zero for purposes hereof, (B) the Dollar Equivalent of the aggregate undrawn amount of all Letters of Credit outstanding at such time and (C) the Dollar Equivalent of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans or Swingline Loans at such time.
(c)    Fees Nonrefundable. All fees payable under this Section 2.9 shall be fully earned on the date paid and nonrefundable.
(d)    Increase in Fees. At any time that an Event of Default exists, upon the request of the Required Lenders, the amount of any of the foregoing fees due under subsection (b) shall be increased by adding 2.0% per annum thereto.
2.10    Termination or Reduction of Revolving Commitments; Prepayments.
The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of the Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit then outstanding would exceed the Total Revolving Commitments then in effect; provided, further that if such notice indicates that such termination or reduction is conditioned on the occurrence of a transaction it may be revoked if such transaction is not consummated. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof (or, if the then Total Revolving Commitments are less than $1,000,000, such lesser amount), and shall reduce permanently the Revolving Commitments then in effect; provided further, if in connection with any such reduction or termination of the Revolving Commitments a SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing (if any) pursuant to Section 2.21. The Borrower shall have the right, without penalty or premium, upon not less than 3 Business Days’ notice to the Administrative Agent, to terminate the L/C Commitments or, from time to time, to reduce the amount of the L/C Commitments; provided that no such termination or reduction of L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced); provided, further that if such notice indicates that such termination or reduction is conditioned on the occurrence of a transaction it may be revoked if such transaction is not consummated. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof (or, if the then Total L/C Commitments are less than $1,000,000, such lesser amount), and shall reduce permanently the L/C Commitments then in effect. The Borrower shall have the right, at any time and from time to time to prepay any Loan in whole or in part, upon not less than 3 Business Days’ notice to the Administrative Agent; provided that if such notice indicates that such prepayment is conditioned on the occurrence of a transaction it may be revoked if such transaction is not consummated. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.11    [Reserved].
2.12    [Reserved].
2.13    Conversion and Continuation Options.
(a)    The Borrower may elect from time to time to convert SOFR Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the Business Day preceding the proposed conversion date (or such later time as agreed to by the Administrative Agent in its sole discretion); provided that any such conversion of SOFR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to SOFR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the third (3rd) U.S. Government Securities Business Day preceding the proposed conversion date (or such later time as agreed to by the Administrative Agent in its sole discretion) (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a SOFR Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If no Interest Period is specified with respect to any SOFR Loan in a Notice of Conversion/Continuation delivered by the Borrower to the Administrative Agent, Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(b)    The Borrower may elect from time to time to continue any SOFR Loan by giving the Administrative Agent prior irrevocable notice of such election in a Notice of Conversion/Continuation, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such SOFR Loan; provided that no SOFR Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that (x) if the Borrower shall fail to give any required notice as described above in this paragraph, upon the expiration of the then current Interest Period, such SOFR Loans shall be automatically continued as SOFR Loans bearing interest at a rate based upon ~~Adjusted~~ Term SOFR and with an Interest Period of the same length as then expiring Interest Period or (y) if such continuation is not permitted pursuant to the preceding proviso, such SOFR Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(c)    After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have a Loan be made or continued as, or converted to, a SOFR Loan after the expiration of any Interest Period then in effect for such Loan and (ii), any Notice of Conversion/Continuation given by the Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at the Administrative Agent’s option, be deemed to be rescinded by the Borrower and be deemed a request to convert or continue Loans referred to therein as ABR Loans.
2.14    Limitations on SOFR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of SOFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the SOFR Loans comprising each SOFR Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof (or such lesser amount as shall represent all of the SOFR Loans then outstanding) and (b) no more than seven (7) SOFR Tranches shall be outstanding at any one time.

2.15    Interest Rates and Payment Dates.
(a)    Each SOFR Loan shall bear interest at a rate per annum equal to ~~the Adjusted~~ Term SOFR ~~Rate~~ for the Interest Period therefor plus the Applicable Margin.
(b)    Each ABR Loan (including any Swingline Loan) shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
(c)    During the existence of an Event of Default, at the request of the Required Lenders, all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15  plus 2.00% (the “Default Rate”); provided that the Default Rate shall apply to all outstanding Loans automatically and without any Required Lender consent therefor upon the occurrence of any Event of Default arising under Section 8.1(a) or (f).
(d)    Interest shall be payable in arrears on each Interest Payment Date; provided that (x) interest accruing pursuant to Section 2.15(c) shall be payable from time to time on demand and (y) in the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such SOFR Loan and any amounts owing pursuant to Section 2.21 shall be payable on the effective date of such conversion.
2.16    Computation of Interest and Fees; Conforming Changes.
(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).
(c)    In connection with the use or administration of any Benchmark, the Administrative Agent shall have the right, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of such Benchmark.
2.17    Inability to Determine Interest Rate.
(a)    Subject to Section 2.17(b), if, as of any date:

(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “~~Adjusted~~ Term SOFR” cannot be determined pursuant to the definition thereof, or
(ii)    the Required Lenders determine that for any reason, in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that “~~Adjusted~~ Term SOFR” for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or, in the case of a Term SOFR Borrowing, the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or, in the case of a Term SOFR Borrowing, the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans immediately or, in the case of a Term SOFR Borrowing, at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.21.
(b)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (1) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (2) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. New York City time on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming

Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.17(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17(b) (or the definitions used herein).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (x) the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (y) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period.
2.18    Pro Rata Treatment and Payments.
(a)    Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)    [Reserved]
(c)    Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
(d)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 10:00 A.M. on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars (except as otherwise provided herein with respect to Letters of Credit denominated in an Alternative Currency) and in Same Day Funds. If, for any reason, the Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment in Dollars received by the Administrative Agent after 10:00 A.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments received by the Administrative Agent after the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the rate per annum applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Loan Party.
(g)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(h)    The obligations of the Lenders hereunder to (i) make Revolving Loans, (ii) fund its participations in L/C Disbursements in accordance with its respective L/C Percentage, (iii) fund its respective Swingline Participation Amount of any Swingline Loan, and (iv) make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.
(i)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(j)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees and Overadvances then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees and Overadvances then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(k)    If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it, its participation in the L/C Exposure or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Revolving Percentage or L/C Percentage, as applicable, of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall (a) notify the Administrative Agent of the receipt of such payment, and (b) within 5 Business Days of such receipt purchase (for cash at face value) from the other Revolving Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Revolving Loans made by them and/or participations in the L/C Exposure held by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Revolving Percentages or L/C Percentages, as applicable; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this clause (k) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this clause (k) shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18(k) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.18(k) shall be required to implement the terms of this Section 2.18(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.18(k) and shall in each case notify the Revolving Lenders or the L/C Lenders, as applicable, following any such purchase. The provisions of this Section 2.18(k) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.10, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in any L/C Exposure to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section 2.18(k) shall apply). The Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation. For the avoidance of doubt, no amounts received by the Administrative Agent or any Lender from any Guarantor that is not a Qualified ECP Guarantor shall be applied in partial or complete satisfaction of any Excluded Swap Obligations.
(l)    Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting overdue interest and fees and Swingline Loans from time to time due and payable to itself, any Revolving Lender, the Swingline Lender or the Issuing Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments then in effect.
2.19    Illegality; Requirements of Law.
(a)    Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, ~~Adjusted Term SOFR,~~ Term SOFR or the Term SOFR Reference Rate, or to determine or charge interest rates based upon ~~SOFR, Adjusted Term~~ SOFR, Term SOFR or Term SOFR Reference Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent (an “Illegality Notice”), any obligation of the Lenders to make, and the right of the Borrower to continue, SOFR Loans or convert ABR Loans to SOFR Loans shall be suspended until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans, either on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case, until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon, ~~Adjusted Term SOFR,~~ Term SOFR or the Term SOFR Reference Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.21.
(b)    Requirements of Law. If the adoption of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made subsequent to the date hereof:
(i)    shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its Loans, Loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    ~~(ii)    shall impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender; or~~[reserved]; or
(iii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans or of maintaining its obligation to make such Loans, or to increase the cost to such Lender or such other Recipient of issuing, maintaining or participating in Letters of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum receivable or received by such Lender or other Recipient hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrower will promptly pay such Lender or other Recipient, as the case may be, any additional amount or amounts necessary to compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c)    If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.
(d)    For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case (i) and (ii) be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.
(e)    A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than 9 months prior to the date that such Lender notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 9-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.19 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.
2.20    Taxes.
For purposes of this Section 2.20, the term “Lender” includes the Issuing Lender and the term “applicable law” includes FATCA.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law, and the Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.20. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes. The Borrower shall, and shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by Loan Parties. The Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(e).
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code and including IRS Form W-8BEN-E) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Discharge of Obligations.
2.21    Indemnity. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan (other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.23), then, in any such event, Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
2.22    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19(b), Section 2.19(c), Section 2.20(a), Section 2.20(b) or Section 2.20(d) with respect to such Lender or that would require any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or Governmental Authority for the account of such Lender pursuant to Section 2.19 or Section 2.20, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19(b), Section 2.19(c), Section 2.20(a), Section 2.20(b) or Section 2.20(d). The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.
2.23    Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):
(a)    a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.20 or of increased costs pursuant to Section 2.19(b) or Section 2.19(c) (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.22 or is a Non-Consenting Lender);
(b)    a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c)    notice from the Administrative Agent that a Lender is a Defaulting Lender;
then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.21 that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any SOFR Loans then outstanding; and provided further, however, that if the Borrower elects to exercise such right with respect to any Affected Lender under clauses (a) or (b) of this Section 2.23, then the Borrower shall be obligated to replace all Affected Lenders under such clauses. The Affected Lender replaced pursuant to this Section 2.23 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.21 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance), and if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.23, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 2.23, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 2.23 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
Notwithstanding anything in this Section 2.23 to the contrary, (a) any Lender that acts as an Issuing Lender may not be replaced as an Issuing Lender hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender have been made with respect to such outstanding Letter of Credit and (b) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.9.
2.24    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or to the Swingline Lender hereunder; third, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Letter of Credit; sixth, to the payment of any amounts owing to any L/C Lender, Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender, Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Advances and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.9(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(B)    Each Defaulting Lender shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.3(d).
(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.4 or in Swingline Loans pursuant to Section 2.7(c), the L/C Percentage of each Non-Defaulting Lender of any such Letter of Credit and the Revolving Percentage of each Non-Defaulting Lender of any such Swingline Loan, as the case may be, shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that, the aggregate obligations of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that Non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender plus the aggregate amount of that Lender’s L/C Percentage of the Dollar Equivalent of the then outstanding Letters of Credit. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 3.10.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages and L/C Percentages, as applicable (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure in respect of Letters of Credit after giving effect thereto.
(d)    Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Revolving Commitment of any Revolving Lender that is a Defaulting Lender upon not less than 10 Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.24(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender may have against such Defaulting Lender.
2.25    Joint and Several Liability of the Borrowers.
If at any time there is more than one Person composing the Borrower:
(a)    Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.25), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations.
(d)    The Obligations of each Borrower under the provisions of this Section 2.25 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
(e)    Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans made or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.25 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.25, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.25 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.25 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower, the Administrative Agent or any Lender.
(f)    Each Borrower represents and warrants to the Administrative Agent and Lenders that such Borrower is currently informed of the financial condition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Administrative Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)    Each Borrower waives all rights and defenses (i) arising out of an election of remedies by the Administrative Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against any applicable Loan Party by the operation of Section 580 or 726 of the California Code of Civil Procedure or otherwise, and (ii) relating to any suretyship defenses available to it under the Uniform Commercial Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2787 through 2855, 2899 and 3433.
(h)    Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by real property at any time. This means, among other things:

(i)    The Administrative Agent and Lenders may collect from such Borrower without first foreclosing on any real or personal property Collateral pledged by the Borrowers.
(ii)    If the Administrative Agent or any Lender forecloses on any Collateral consisting of real property pledged by the Borrowers:
(A)    The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.
(B)    The Administrative Agent and Lenders may collect from such Borrower even if the Administrative Agent or Lenders, by foreclosing on real property, has destroyed any right such Borrower may have to collect from the other Borrowers.
This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.
(i)    The provisions of this Section 2.25 are made for the benefit of the Administrative Agent, the Lenders, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all the Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, any Lender, any successor or any assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.25 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.25 will forthwith be reinstated in effect, as though such payment had not been made.
(j)    Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. Notwithstanding anything to the contrary contained in this Section 2.25, no Borrower shall exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and shall not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Capital Stock of such Foreclosed Borrower whether pursuant to the Security Documents or otherwise.
(k)    Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent, and such Borrower shall deliver any such amounts to the Administrative Agent for application to the Obligations in accordance with the terms of this Agreement.
(l)    Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each other Borrower in an amount, for each of such other Borrower, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.
(m)    Each entity composing the Borrower hereby irrevocably appoints Fastly, Inc. as the borrowing agent and attorney-in-fact for all entities composing the Borrower (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each entity composing the Borrower that such appointment has been revoked and that another entity composing the Borrower has been appointed Administrative Borrower. Each entity composing the Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any entity composing the Borrower and all other notices and instructions under this Agreement and the other Loan Documents, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Loan Documents.
2.26    Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to

Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.
2.27    Incremental Facility.
(a)    At any time during the Revolving Commitment Period, the Borrower may request from time to time from one or more existing Lenders or from other Eligible Assignees reasonably acceptable to the Administrative Agent, the Issuing Lender, the Swingline Lender and the Borrower (but subject to the conditions set forth in clause (b) below) that the Total Revolving Commitments be increased by an amount not to exceed the Available Revolving Increase Amount (each such increase, an “Increase”); provided that the Borrower may not request an Increase on more than three occasions during the Revolving Commitment Period starting from the Fourth Amendment Effective Date. No Lender shall be obligated to increase its Revolving Commitments in connection with a proposed Increase. The Administrative Agent shall invite each Lender to provide a portion of the Increase ratably in accordance with its Revolving Percentage of each requested Increase (it being agreed that no Lender shall be obligated to provide an Increase and that any Lender may elect to participate in such Increase in an amount that is less than its Revolving Percentage of such requested Increase or more than its Revolving Percentage of such requested Increase if other Lenders have elected not to participate in any applicable requested Increase in accordance with their Revolving Percentage) and to the extent, 5 Business Days after receipt of invitation, sufficient Lenders do not agree to provide the full amount of such Increase, then the Administrative Agent shall use its best efforts to arrange for any prospective lender that satisfies the criteria of being an “Eligible Assignee” to become a Lender in connection with the proposed Increase. Any Increase shall be in an amount of at least $5,000,000 (or, if the Available Revolving Increase Amount is less than $5,000,000, such remaining Available Revolving Increase Amount) and integral multiples of $1,000,000 in excess thereof. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolving Commitments exceed the Available Revolving Increase Amount during the term of the Agreement. Each request for an Increase delivered by the Borrower to the Administrative Agent shall set forth the amount and proposed terms of the Increase.
(b)    Each of the following shall be conditions precedent to any Increase of the Revolving Commitments in connection therewith:
(i)    any Increase shall be on the same terms (including the interest rate, and maturity date), as applicable, as, and pursuant to documentation applicable to, the Revolving Facility then in effect; provided that any such Increase may provide for terms (including interest rate) more favorable to such Increase lenders, if any existing Revolving Loans at the time of such Increase are also provided the benefit of such more favorable terms (and the consent of any existing Revolving Lender shall not be required to implement such terms); provided further, that any fees shall be agreed between the Borrower and the lenders providing such Increase;
(ii)    the Borrower shall have delivered a written request for such Increase at least 10 Business Days prior to the requested establishment of such Increase (or such later date as may be reasonably approved by the Administrative Agent), which request shall set forth the amount and proposed terms of the Increase;
(iii)    each lender agreeing to such Increase, the Borrower and the Administrative Agent shall have signed an Increase Joinder (any Increase Joinder may, with the consent of the Administrative Agent, the Borrower and the lenders agreeing to such Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.27 (including the preceding clause (ii))), the Borrower shall have executed any Notes requested by any Lender in connection with the making of the Increase, and the Loan Parties shall have delivered any legal opinions, resolutions and customary closing certificates requested by the Administrative Agent. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, an Increase Joinder reasonably satisfactory to the Administrative Agent, and the amendments to this Agreement effected thereby, shall not require the consent of any Lender other than the Lender(s) agreeing to establish such Increase;
(iv)    immediately after giving pro forma effect to such Increase and the use of proceeds thereof, each of the conditions precedent in Section 5.2(a) are satisfied (other than in connection with Limited Condition Acquisitions, in which case (i) Section 5.2(a) shall be satisfied only in connection with the Specified Representations and (ii) the Specified Acquisition Agreement Representations shall be true and correct on the date Loans are made under the Increase, but only to the extent that the Borrower (or any of its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or such Affiliates’) obligations under the Limited Condition Acquisition Agreement, or to decline to consummate the Limited Condition Acquisition Agreement (in each case, in accordance with the terms thereof) as a result of a breach of such Specified Acquisition Agreement Representations);
(v)    immediately after giving pro forma effect to such Increase and the use of proceeds thereof, (A) no Default or Event of Default shall have occurred and be continuing at the time of such Increase (other than in connection with Limited Condition Acquisitions, in which case there shall be no Default or Event of Default as of the LCA Test Date and no Event of Default under Section 8.1(a) or (f) immediately after giving effect to such Increase and the use of proceeds thereof) and (B) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 hereof as of the end of the most recently ended quarter for which financial statements are required to be delivered prior to such Increase, and the Borrower shall have delivered to the Administrative Agent a Compliance Certificate evidencing compliance with the requirements of this clause (v) (provided that, in the case of a Limited Condition Acquisition, such calculation shall be made in compliance with Section 1.6);
(vi)    in connection with such Increase, the Borrower shall pay to the Administrative Agent, for the benefit of the Administrative Agent or the Increase lenders, as applicable, all fees that the Borrower has agreed to pay in connection with such Increase (including pursuant to the Fee Letter); and
(vii)    upon each Increase in accordance with this Section 2.27, all outstanding Loans, participations hereunder in Letters of Credit and participations hereunder in Swingline Loans held by each Lender shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Revolving Percentages and L/C Percentages, pursuant to procedures reasonably determined by the Administrative Agent in consultation with the Borrower.
(c)    Upon the effectiveness of any Increase, (i) all references in this Agreement and any other Loan Document to the Revolving Loans shall be deemed, unless the context otherwise requires, to include such Increase advanced pursuant to this Section 2.27 and any amendments effected through the Increase Joinder and (ii) all references in this Agreement and any other Loan Document to the Revolving Commitment shall be deemed, unless the context otherwise requires, to include the commitment to advance an amount equal to such Increase pursuant to this Section 2.27.

(d)    The Revolving Loans and Revolving Commitments established pursuant to this Section 2.27 shall constitute Revolving Loans and Revolving Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. The Borrower shall take any actions reasonably required by Administrative Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Revolving Commitments.
SECTION 3
LETTERS OF CREDIT
3.1    L/C Commitment.
(a)    Subject to the terms and conditions hereof, the Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower (or any other Group Member so long as the Borrower is the applicant on the applicable Application and such Group Member has furnished any documentation required by the Issuing Lender pursuant to “know-your-customer” or any internal requirements) on any Business Day during the Letter of Credit Availability Period in such form as may reasonably be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Exposure would exceed either the Total L/C Commitments or the Available Revolving Commitment at such time. Each Letter of Credit shall (i) be denominated in Dollars or in an Alternative Currency (it being agreed that the Issuing Lender shall have no obligation to issue, renew or extend a Letter of Credit in an Alternative Currency if the Issuing Lender as of any date of determination does not issue Letters of Credit in such Alternative Currency), and (ii) unless otherwise agreed to by the Issuing Lender, expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the Letter of Credit Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above unless the Issuing Lender otherwise agrees).
(b)    The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if:
(i)    such issuance would conflict with, or cause the Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law;
(ii)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(iii)    the Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrower, at least 1 Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.2 shall not then be satisfied;
(iv)    any requested Letter of Credit is not in form and substance acceptable to the Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of the Issuing Lender;
(v)    such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder;
(vi)    such Letter of Credit is not denominated in Dollars or an Alternative Currency;
(vii)    except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial face amount less than $250,000; or
(viii)    any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral pursuant to Section 3.10, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.24(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.
3.2    Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit for the account of the Borrower by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than 3 Business Days (or such longer period as is required by the Issuing Lender in the case of a Letter of Credit denominated in an Alternative Currency) after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
3.3    Fees and Other Charges.
(a)    The Borrower agrees to pay, with respect to each ~~Existing Letter of Credit and each~~ outstanding Letter of Credit issued for the account of (or at the request of) the Borrower, (i) a fronting fee of 0.125% per annum on the Dollar Equivalent of the daily amount available to be drawn under each such Letter of Credit to the Issuing Lender for its own account (a “Letter of Credit Fronting Fee”), and (ii) a letter of credit fee equal to the Applicable Margin for SOFR Loans; multiplied by (B) the

Dollar Equivalent of the daily amount available to be drawn under each such Letter of Credit on the drawable amount of such Letter of Credit to the Administrative Agent for the ratable account of the L/C Lenders (determined in accordance with their respective L/C Percentages) (a “Letter of Credit Fee”), in each case payable quarterly in arrears on the last Business Day of each calendar quarter and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit, and (iii) the Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Borrower or processing of drawings thereunder (the fees in this clause (iii), collectively, the “Issuing Lender Fees”). All Letter of Credit Fronting Fees and Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For purposes of computing the Dollar Equivalent of the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5.
(b)    In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
(c)    The Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as the Issuing Lender or the Administrative Agent may reasonably require. This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).
(d)    Any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 3.10 shall be payable, to the maximum extent permitted by applicable law, to the other L/C Lenders in accordance with the upward adjustments in their respective L/C Percentages allocable to such Letter of Credit pursuant to Section 2.24(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account.
(e)    All fees payable under this Section 3.3 shall be fully earned on the date paid and nonrefundable.
3.4    L/C Participations~~; Existing Letters of Credit~~.
(a)    L/C Participations. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower pursuant to Section 3.5(a), such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing

Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5.2, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(b)    ~~Existing Letters of Credit. On and after the Closing Date, the Existing Letters of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to Sections 3.3(a) and (b), reimbursement of costs and expenses to the extent provided herein and for purposes of being secured by the Collateral, a Letter of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement (which shall control in the event of a conflict).~~[Reserved].
3.5    Reimbursement.
(a)    If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof and the Borrower shall pay or cause to be paid to the Issuing Lender an amount equal to the entire amount of such L/C Disbursement not later than the immediately following Business Day. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Issuing Lender in such Alternative Currency, unless (A) the Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Issuing Lender promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Lender shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. In the event that a drawing denominated in an Alternative Currency is to be reimbursed in Dollars and the Dollar amount paid by the Borrower shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the Issuing Lender for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Same Day Funds; provided that the Borrower may, subject to the satisfaction of the conditions to borrowing set forth herein, request in accordance with Section 2.5 or Section 2.7(a) that such payment be financed with a Revolving Loan or a Swingline Loan, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligations to make such payment shall be discharged and replaced by the resulting Revolving Loan or Swingline Loan.
(b)    If the Issuing Lender shall not have received from the Borrower the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, the Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of such L/C Disbursement (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (and the Administrative

Agent may apply Cash Collateral provided for this purpose); upon such payment pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement, the Borrower shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Revolving Loans that are ABR Loans plus 2% per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied, the Borrower may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and the Borrower shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of such payment without further action on the part of any party, and the Total L/C Commitments shall be permanently reduced by such amount; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided that the Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied.
3.6    Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower’s obligation under this Section 3 shall not be impacted by any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.
In addition to amounts payable as elsewhere provided in the Agreement, the Borrower hereby agrees to pay and to protect, indemnify, and save Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (a) the issuance of any Letter of Credit, or (b) the failure of Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

3.7    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
3.8    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
3.9    Interim Interest. If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either the Borrower shall have reimbursed such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall have reimbursed such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the Dollar Equivalent of the unpaid amount thereof shall bear interest for the account of the Issuing Lender, for each day from and including the date of such L/C Disbursement to but excluding the date of payment by the Borrower, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided that the provisions of Section 2.15(c) shall be applicable to any such amounts not paid when due.
3.10    Cash Collateral.
(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by all the L/C Lenders that is not reimbursed by the Borrower or converted into a Revolving Loan or Swingline Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then effective L/C Exposure in an amount equal to 105% (110% in the case of a Letter of Credit denominated in an Alternative Currency) of such L/C Exposure.
At any time that there shall exist a Defaulting Lender, within 1 Business Day following the request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 105% (110% in the case of a Letter of Credit denominated in an Alternative Currency) of the Fronting Exposure relating to the Letters of Credit (after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by such Defaulting Lender).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender or Defaulting Lender, such Lender or Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the L/C Lenders, and agrees to maintain, a first priority security interest and Lien in all such Cash Collateral and in all proceeds thereof, as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than 105% (110% in the case of a

Letter of Credit denominated in an Alternative Currency) of the applicable L/C Exposure, Fronting Exposure and other Obligations secured thereby, the Borrower or the relevant Lender or Defaulting Lender, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.24 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure in respect of Letters of Credit or other Obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 3.10 following (i) the elimination of the applicable Fronting Exposure and other Obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender), or (ii) a determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the existence of an Event of Default, and (B) that, subject to Section 2.24, the Person providing such Cash Collateral and the Issuing Lender may agree that such Cash Collateral shall not be released but instead shall be held to support future anticipated Fronting Exposure or other obligations, and provided further, that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to any security interest and Lien granted pursuant to the Loan Documents including any applicable Cash Management Agreement.
3.11    Additional Issuing Lenders. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender and such Lender.
3.12    Resignation of the Issuing Lender. The Issuing Lender may resign at any time by giving at least 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 3.3. The acceptance of any appointment as the Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.
3.13    Applicability of UCP and ISP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to (a) with respect to standby Letters of Credit, the rules of the ISP, and (b) with respect to commercial Letters of Credit, the rules of the Uniform Customs and Practice for Documentary Credits, as published in its most recent version by the International Chamber of Commerce on the date any commercial Letter of Credit is issued.
SECTION 4
REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender, as to itself and each other Group Member, that:
4.1    Financial Condition.
(a)    [Reserved].
(b)    The audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, ~~2021~~2023, December 31, ~~2022~~2024 and December 31, ~~2023~~2025 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by a firm of accountants and disclosed therein). No Group Member has, as of the ~~Third~~Fourth Amendment Effective Date, any material Guarantee Obligations, contingent liabilities, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.
4.2    No Change. Since December 31, ~~2023~~2025, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
4.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization, except with respect to any Immaterial Subsidiary, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged in all material respects, (c) is duly qualified as a foreign corporation or other organization and in good standing (if applicable) under the laws of each jurisdiction, except where the failure to be so qualified or in good standing could reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which

(i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
4.4    Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No material Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described on Schedule 4.4 to the Disclosure Letter, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect, and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the extensions of credit hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents). No Group Member has violated any Requirement of Law that could reasonably be expected to have a Material Adverse Effect.
4.6    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
4.7    No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either result immediately after the making of a requested credit extension from the making of such requested credit extension.
4.8    Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not reasonably be expected to have a Material Adverse Effect and none of such property is subject to any Lien except as permitted by Section 7.3. Section 10 of the Collateral Information Certificate sets forth a complete and accurate list of all real property owned by each Loan Party as of the ~~Third~~Fourth Amendment Effective Date, if any. The Collateral Information

Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee as of the ~~Third~~Fourth Amendment Effective Date.
4.9    Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted in writing and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property, nor does any Group Member know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement could not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of any Group Member, threatened in writing to such effect.
4.10    Taxes. Other than has been disclosed by the Borrower in documents filed with the SEC and publicly available on the SEC’s EDGAR filing system or any successor thereto prior to the ~~Third~~Fourth Amendment Effective Date and for which reserves have been established prior to the ~~Third~~Fourth Amendment Effective Date, (a) each Group Member has (i) filed or caused to be filed all Federal, state and other material tax returns that are required to be filed (taking into account any extensions granted or grace periods in effect), excluding any failure to file a tax return or returns involving aggregate taxes in an amount less than $5,000,000; and (ii) paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, charges or assessments the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member or where the amount is less than $5,000,000 in the aggregate); and (b) no tax Lien has been filed against any Group Member, other than Liens for Taxes not yet due and payable and Liens for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member, and, to the knowledge of the Loan Parties, no claim is being asserted, with respect to any such tax, fee or other charge.
4.11    Federal Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of “buying” or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for buying or carrying any such margin stock or for extending credit to others for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X of the Board. If any margin stock directly or indirectly constitutes Collateral securing the Obligations, if requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
4.12    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Loan Parties, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group

Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
4.13    ERISA.
(a)    Schedule 4.13 to the Disclosure Letter is a complete and accurate list of all Pension Plans maintained or sponsored by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes as of the ~~Closing~~Fourth Amendment Effective Date;
(b)    except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA with respect to each Plan, and have performed all their obligations under each Plan;
(c)    except as could not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur;
(d)    except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each of its ERISA Affiliates have met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained;
(e)    as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither the Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date;
(f)    no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its ERISA Affiliates except to the extent required under Section 4980B of the Code, and except to the extent such benefit could not reasonably be expected to result in a Material Adverse Effect;
(g)    assuming the assets of the Lenders do not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R §2510.3-101 as modified by ERISA Section 3(42) (the “Plan Assets Regulation”) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA (and not otherwise exempt therefrom) or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code;
(h)    except as could not reasonably be expected to result in a Material Adverse Effect, all liabilities under each Plan are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plans, (ii) insured with a reputable insurance company, or (iii) (A) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto or (B) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and
(i)     (i) the Borrower is not and will not be a “plan” within the meaning of Section 4975(e) of the Code; (ii) the assets of the Borrower do not and will not constitute “plan assets” within the meaning of the Plan Assets Regulation; (iii) the Borrower is not and will not be a “governmental plan”

within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with the Borrower are not and will not be subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to governmental plans.
4.14    Investment Company Act; Other Regulations. No Loan Party is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law ~~(~~that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.
4.15    Subsidiaries.
(a)     Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the ~~Third~~Fourth Amendment Effective Date, (a) Schedule 4.15 to the Disclosure Letter sets forth the name and jurisdiction of organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than equity awards granted to employees, officers, consultants or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Group Member, except as may be created by the Loan Documents.
(b)    No Subsidiary which has been designated as an Immaterial Subsidiary fails to satisfy the limitations set forth in the definition thereof.
4.16    Use of Proceeds. The proceeds of the Revolving Loans, Swingline Loans and Letters of Credit shall be used to pay fees and expenses contemplated hereunder (including, for the avoidance of doubt, ~~the Third~~in connection with the Fourth Amendment) and for general corporate purposes (including Permitted Acquisitions).
4.17    Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could give rise to liability under, any Environmental Law;
(b)    no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Group Member have knowledge or reason to believe that any such notice will be received or is being threatened;
(c)    no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Group Member, threatened, under any Environmental Law to which any Group

Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
(e)    there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;
(f)    the Properties and all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and except as set forth on Schedule 4.17 to the Disclosure Letter, to the knowledge of the Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
(g)    no Group Member has assumed any liability of any other Person under Environmental Laws.
4.18    Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or other statement furnished in writing by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, when taken as a whole, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statement, information, document or certificate was furnished (in each case, unless waived by the Administrative Agent and the Required Lenders in their sole discretion). The projections contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
4.19    Security Documents.
(a)    The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock (as defined in and described in the Guarantee and Collateral Agreement) that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on

Schedule 4.19(a) to the Disclosure Letter in appropriate form are filed in the offices specified on Schedule 4.19(a) to the Disclosure Letter, the Administrative Agent, for the benefit of the Secured Parties, the Lien created by the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party thereto in such Collateral and the proceeds thereof, in each case, to the extent that a Lien on such Collateral can be perfected by filing financing statements or otherwise completing such filings or the delivery of Capital Stock and related stock powers, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3). As of the Closing Date, none of the Capital Stock of any Group Member that is a limited liability company or partnership has any Capital Stock that is a Certificated Security.
(b)    Each of the Mortgages delivered after the Closing Date will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (subject only to Liens expressly permitted by Section 7.3).
4.20    Solvency; Voidable Transaction. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and Obligations being incurred in connection herewith, will be and will continue to be, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.21    Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.
4.22    Designated Senior Indebtedness. The Loan Documents and all of the Obligations have been deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any subordinated Indebtedness of the Loan Parties.
4.23    [Reserved].
4.24    Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received any material notice of violation or a notice of cancellation thereof, and that exists no default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability, and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
4.25    No Casualty. No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence of any Casualty Event that could reasonably be expected to have a Material Adverse Effect

4.26    [Reserved].
4.27    [Reserved].
4.28    ~~OFAC~~[Reserved].
4.29    Sanctions; Anti-Corruption Laws.
(a)    ~~.~~ No Group Member, nor, to the knowledge of any Group Member, any director, officer, employee, agent, affiliate or representative thereof, is an individual or an entity that is, or is owned or controlled by an individual or entity that is (a) currently the subject of any Sanctions, or (b) located, organized or resident in a Designated Jurisdiction.
~~4.29 Anti-Corruption Laws. Each Group Member has conducted its business in compliance in all material respects with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.~~
(b)    Each Group Member and, to the knowledge of any such Group Member, each of their respective directors, officers and employees and, any agent, affiliate or representative thereof, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. Each Group Member has instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.
4.30    Outbound Investment Rules. No Group Member is a “covered foreign person” as that term is used in the Outbound Investment Rules. No Group Member currently engages, or has any present intention to engage in the future, directly or indirectly, in (a) a “covered activity” or a “covered transaction, as each such term is defined in the Outbound Investment Rules, (b) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (c) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
SECTION 5
CONDITIONS PRECEDENT
5.1    Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the obligation of each Lender to make its initial extension of credit hereunder shall be subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
(a)    Loan Documents. The Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:
(i)    this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Lender listed on Schedule 1.1A;

(ii)    the Collateral Information Certificate and the Disclosure Letter, each executed by a Responsible Officer of the Borrower;
(iii)    if required by any Revolving Lender, a Revolving Loan Note executed by the Borrower in favor of such Revolving Lender;
(iv)    if required by the Swingline Lender, the Swingline Loan Note executed by the Borrower in favor of such Swingline Lender;
(v)    the Guarantee and Collateral Agreement, executed and delivered by each Grantor named therein;
(vi)    each Intellectual Property Security Agreement, executed and delivered by each Grantor named therein; and
(vii)    each other Security Document required to be delivered on the Closing Date, executed and delivered by the applicable Loan Party party thereto.
(b)    Projected Pro Forma Financial Statements; Financial Statements; Projections. The Administrative Agent shall have received the Projected Pro Forma Financial Statements and the Financial Statements set forth in Section 4.1.
(c)    Approvals. Except for the Governmental Approvals described on Schedule 4.4 to the Disclosure Letter, all Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the execution and performance of the Loan Documents, and the consummation of the transactions contemplated hereby, shall have been obtained and be in full force and effect.
(d)    Secretary’s or Managing Member’s Certificates; Certified Operating Documents; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by the Secretary, Managing Member or equivalent officer of such Loan Party, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (A) the Operating Documents of such Loan Party certified, in the case of formation documents, as of a recent date by the secretary of state or similar official of the relevant jurisdiction of organization of such Loan Party, (B) the relevant board resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party, and (C) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party, (ii) a long form good standing certificate for each Loan Party from its respective jurisdiction of organization, and (iii) certificates of foreign qualification from each jurisdiction where the failure of a Loan Party to be qualified could reasonably be expected to have a Material Adverse Effect.
(e)    Responsible Officer’s Certificates.
(i)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to it, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan

Documents to which it is party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.
(ii)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying (A) that the conditions specified in Sections 5.2(a) and (d) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2019, that has had or that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(f)    Patriot Act, etc. The Administrative Agent and each Lender shall have received, prior to the Closing Date, all documentation and other information requested to comply with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.
(g)    Due Diligence Investigation. The Administrative Agent shall have completed a due diligence investigation of the Group Members in scope, and with results, satisfactory to the Administrative Agent and shall have been given such access to the management, records, books of account, contracts and properties of the Group Members and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as it shall have requested.
(h)    Reports. The Administrative Agent shall have received, in form and substance satisfactory to it, all asset appraisals, field audits, and such other reports and certifications, as it has reasonably requested.
(i)    [Reserved].
(j)    Collateral Matters.
(i)    Lien Searches. The Administrative Agent shall have received the results of recent lien, judgment and litigation searches in each of the jurisdictions reasonably required by the Administrative Agent, and such searches shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3, or Liens to be discharged on or prior to the Closing Date.
(ii)    [Reserved].
(iii)    Filings, Registrations, Recordings, Agreements, Etc. Subject to Section 5.3, each document (including any UCC financing statements, Intellectual Property Security Agreements, Control Agreements and landlord access agreements and/or bailee waivers) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create in favor of the Administrative Agent (for the benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed and delivered to the Administrative Agent or, as applicable, be in proper form for filing, registration or recordation.
(k)    [Reserved].
(l)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date (including pursuant to the Fee Letter), and all reasonable and documented fees and expenses for which invoices have been presented at least 1 Business

Day prior to the Closing Date (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) for payment on or before the Closing Date.
(m)    Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Cooley LLP, counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.
(n)    Borrowing Notices. The Administrative Agent shall have received, in respect of any Revolving Loans to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.5.
(o)    Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from the chief financial officer or treasurer of the Borrower.
(p)    No Material Adverse Effect. There shall not have occurred since December 31, 2019, any event or condition that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(q)    No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened, that could reasonably be expected to have a Material Adverse Effect.
For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any extension of credit on the Closing Date has been requested, such Lender shall not have made available to the Administrative Agent on or prior to the Closing Date such Lender’s Revolving Percentage of such requested extension of credit.
5.2    Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects (or all respects, as applicable) as of such earlier date, subject to the limitations set forth in Section 2.27.
(b)    Availability. With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 shall be complied with.

(c)    Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for extension of credit which complies with the requirements hereof.
(d)    No Default. No Default or Event of Default shall have occurred and be continuing as of or on such date or after giving effect to the extensions of credit requested to be made on such date and the use of proceeds thereof (other than in connection with Limited Condition Acquisitions as set forth in Section 1.6, in which case there shall be (i) no Default or Event of Default as of the LCA Test Date and (ii) no Event of Default under Section 8.1(a) or (f) as of or on the date of such Revolving Extension of Credit or after giving effect to the extensions of credit requested to be made on such date and the use of proceeds thereof).
~~(e) Foreign Currency. In the case of a Revolving Extension of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Issuing Lender would make it impracticable for such Revolving Extension of Credit to be denominated in the relevant Alternative Currency.~~
(e)    ~~(f)~~ [Reserved].
Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder and each Revolving Loan Conversion shall constitute a representation and warranty by the Borrower as of the date of such extension of credit, or Revolving Loan Conversion, as applicable, that the conditions contained in this Section 5.2 have been satisfied.
5.3    Post-Closing Obligations. The Borrower shall satisfy each of the conditions below to the reasonable satisfaction of the Administrative Agent, in each case, by no later than the date specified for such condition below (or such later date as the Administrative Agent shall agree in its sole discretion):
(a)    within 5 days after the Closing Date, the Administrative Agent shall have received (A) the certificates, if any, representing the shares of Capital Stock pledged to the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (B) each promissory note (if any) pledged to the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;
(b)    within 90 days after the Closing Date, the Administrative Agent shall have received Control Agreements, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by each applicable Loan Party and the applicable financial institution, with respect to all Deposit Accounts and Securities Accounts (other than Excluded Accounts (as defined in the Guarantee and Collateral Agreement)) of the Loan Parties;
(c)    within 30 days after the Closing Date, the Administrative Agent shall have received the Global Intercompany Note, in form and substance reasonably satisfactory to the Administrative Agent;
(d)    within 10 days after the Closing Date, the Administrative Agent shall have received insurance certificates and endorsements satisfying the requirements of Section 6.6 hereof and

Section 5.2(b) of the Guarantee and Collateral Agreement, in form and substance satisfactory to the Administrative Agent; and
(e)    within 30 days after the Closing Date, the Borrower shall have used commercially reasonable efforts to deliver to the Administrative Agent landlord’s agreements or bailee letters, as applicable, from the lessor of the Borrower’s corporate headquarters and each leased property or other location where Collateral having a value in excess of $5,000,000 is stored or located (other than Group Member customer locations), which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent.
SECTION 6
AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, at all times prior to the Discharge of Obligations, each of the Loan Parties shall, and, where applicable, shall cause each of its Subsidiaries to:
6.1    Financial Statements. Furnish to the Administrative Agent for distribution to each Lender:
(a)    no later than 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception solely as a result of the final maturity date of any Loan being scheduled to occur within 12 months from the date of such opinion), or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing and reasonably acceptable to the Administrative Agent;
(b)    no later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects.
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (except in the case of interim statements for the absence of footnotes and normal year-end adjustments) applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.
Additionally, documents required to be delivered pursuant to this Section 6.1 and Section 6.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, either: (i) on the Borrower’s website on the Internet at the website address listed in Section 10.2; (ii) when such documents are posted electronically on the Borrower’s behalf on an internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any; or

(iii) on which the Borrower files such documents with the SEC and such documents are publicly available on the SEC’s EDGAR filing system or any successor thereto, if any.
6.2    Certificates; Reports; Other Information. Furnish (or, in the case of clause (a), use commercially reasonable efforts to furnish) to the Administrative Agent, for distribution to each Lender (or in the case of clause (g), to the relevant Lender):
(a)    commencing on the Tuesday beginning immediately after the Initial Springing Maturity Test Date and on each Tuesday thereafter ~~until all Permitted~~so long as any Revolving Loans are outstanding until the 2028 Convertible ~~Debt existing on the Third Amendment Effective Date is~~Notes are no longer outstanding, a certificate of a Responsible Officer of the Borrower certifying to Net Liquidity as of each day during the immediately preceding calendar week;
(b)    within 5 Business Days of the Borrower’s delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Loan Party with the provisions of this Agreement referred to therein as of the last day of the applicable period of the Borrower, and (x) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party, (y) to the extent not previously disclosed to the Administrative Agent, a list of any registered Intellectual Property issued to, applied for, or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) and (z) to the extent not previously disclosed to the Administrative Agent, a list of any new Immaterial Subsidiaries since the date of the most recent report delivered pursuant to this clause (z) (or, in the case of the first such report so delivered, since the Closing Date),and (iii) in the case of financial statements delivered pursuant to Section 6.1(a), updated insurance certificates evidencing the insurance coverage required to be maintained pursuant to Section 6.6;
(c)    as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated board of director approved operating budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, material revisions, if any, of such operating budget and projections with respect to such fiscal year (collectively, the “Projections”);
(d)    promptly, and in any event within 5 Business Days after receipt thereof by any Group Member, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Group Member (other than routine comment letters from the staff of the SEC relating to the Borrower’s filings with the SEC);
(e)    within 5 days after the same are sent, copies of each annual report, proxy or financial statement or other material report that any Group Member sends to the equityholders of the Borrower and, within 5 days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file with the SEC under Section 13 or 15(d)

of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(f)    upon reasonable request by the Administrative Agent, within 5 days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a Material Adverse Effect on any of the Governmental Approvals or otherwise on the operations of the Group Members; and
(g)    promptly, such additional other information regarding the operations, business affairs and financial condition of the Group Members, or compliance with the terms of the Loan Documents as the Administrative Agent or any Lender may from time to time reasonably request with respect to the Group Members.
6.3    [Reserved].
6.4    Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent (after giving effect to any extensions granted or grace periods in effect), as the case may be, all Taxes of the Borrower and its Subsidiaries, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
6.5    Maintenance of Existence; Compliance. Other than with respect to any Immaterial Subsidiary (a)(i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business or necessary for the performance by such Person of its Obligations under any Loan Document, except, in each case of the foregoing clauses (i) and (ii) above, as otherwise permitted by Section 7.4 or Section 7.5 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrower) and Requirements of Law except (i) for such instances where such Contractual Obligations or Requirements of Law are being contested in good faith by appropriate proceedings diligently conducted or (ii) to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its ERISA Affiliates to: (1) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal or state law; (2) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the Code; (3) make all required material contributions to any Plan; (4) not become a party to any Multiemployer Plan; (5) ensure that all liabilities under each Plan are either (x) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; (y) insured with a reputable insurance company; or (z) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (6) ensure that the contributions or premium payments to or in respect of each Plan are and continue to be promptly paid at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan and applicable law.

6.6    Maintenance of Property; Insurance. (a) Keep all material property that is useful and other property that is necessary in its business in good working order and condition, ordinary wear and tear and casualty excepted, (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and shall provide to the Administrative Agent, insurance certificates and accompanying endorsements naming the Administrative Agent (for the benefit of the Secured Parties) as an “additional insured” or “lender loss payee,” as applicable, with respect to such insurance policies of the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent, and (c) maintain flood insurance on all real property subject to a Mortgage as required under Section 6.12(b).
6.7    Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP consistently applied and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives and independent contractors of the Administrative Agent (who may be accompanied by any Lender) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants; provided that (i) such inspections shall not be undertaken more frequently than once every 12 months unless an Event of Default has occurred and is continuing, and (ii) nothing in this Section 6.7 shall require any Group Member to take any action that would violate any Requirement of Law or a confidentiality agreement (to the extent not created in contemplation of such Group Member’s obligations hereunder) or waive any attorney-client or similar privilege (to the extent not created in contemplation of such Group Member’s obligations hereunder) of such Group Member.
6.8    Notices. Give prompt written notice to the Administrative Agent of:
(a)    the occurrence of any Default or Event of Default;
(b)    any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)    any litigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Group Member which, if not cured or if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (iii) which relates to any Loan Document;
(d)    (i) promptly after the Borrower has knowledge or becomes aware of the occurrence of any of the following ERISA Events affecting the Borrower or any ERISA Affiliate (but in no event more than 10 days after such event (or such longer period as the Administrative Agent may agree in its reasonable discretion), the occurrence of any of the following ERISA Events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event: (A) an ERISA Event, (B) the adoption of any new Pension Plan by the Borrower or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in contribution obligations or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by the Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the Code; and
            (ii)    (A) promptly after request from the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its ERISA Affiliates with the IRS with respect to each Pension Plan and such other documents or governmental reports or filings relating to any Pension Plan or Multiemployer Plan as the Administrative Agent shall reasonably request, and (B) promptly after the giving, sending or filing thereof, or the receipt thereof, copies of all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event;

(e)    at any time Borrower is not a public company or an issuer of securities that are registered with the SEC under Section 12 of the Exchange Act or is required to file reports under Section 15(d) of the Exchange Act, any changes to the beneficial ownership information set forth in item 37 of the Collateral Information Certificate in the event that (A) any individual shall become the owner, directly or indirectly, of 25% or more of the equity interests of the Borrower or (B) the individual identified in Section 37 of the Collateral Information Certificate delivered on the ~~Third~~Fourth Amendment Effective Date shall no longer be an individual with significant responsibility for managing the Group Members. The Loan Parties understand and acknowledge that the Secured Parties rely on such true, accurate and up-to-date beneficial ownership information to meet their regulatory obligations to obtain, verify and record information about the beneficial owners of their legal entity customers;
(f)    any material change in it accounting policies or financial reporting practices by any Loan Party; and
(g)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
6.9    Environmental Laws.
(a)    Except as could not reasonably be expected to result in a Material Adverse Effect, comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
(b)    Except as could not reasonably be expected to result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
6.10    Operating Accounts; Cash Management.

(a)    ~~.~~ Except as otherwise agreed by the Administrative Agent, from and after the date set forth in Section 5.3(b), the Borrower shall cause the Group Members to maintain at least the lesser of (a) $100,000,000 or (b) one-third of their cash and Cash Equivalents located in the United States in Deposit Accounts and Securities Accounts at SVB~~.~~ or SVB’s Affiliates; provided, that any cash and Cash Equivalents in excess of $15,000,000 in the aggregate may be held in any one or more sub-accounts in connection with an insured cash sweep program with SVB or SVB’s Affiliates (“Insured Cash Sweep Accounts”) and such amounts in excess of $15,000,000 that are held in Insured Cash Sweep Accounts shall be deemed to be held in accounts that are maintained with SVB or SVB’s Affiliates in accordance with this Section 6.10.
(b)    [Reserved].
(c)    The Borrower shall cause the Group Members to have SVB or SVB’s Affiliates to provide some of its foreign exchange flow business and related risk mitigation strategies so long as doing so does not materially adversely impact the Borrower’s business or operations.
6.11    Audits. Without duplication of the rights set forth in Section 6.7, at reasonable times, on 5 Business Day’s’ notice (provided that no notice is required if an Event of Default has occurred and is continuing), the Administrative Agent, or its agents or independent contractors, shall have the right to inspect the Collateral and the right to audit and copy any and all of any Loan Party’s books and records including ledgers, federal and state tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information. The foregoing inspections and audits shall be at the Borrower’s expense, and the charge therefor shall be $1,000 per person per day (or such higher amount as shall represent the Administrative Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. Such inspections and audits shall not be undertaken more frequently than once every 12 months, unless an Event of Default has occurred and is continuing.
6.12    Additional Collateral, Etc.
(a)    With respect to any property (to the extent included in the definition of Collateral) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within 10 Business Days or such later date as the Administrative Agent may agree in its sole discretion) take all actions necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) security interest and Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
(b)    With respect to any fee interest in any real property having a fair market value (together with improvements thereof) of at least $1,000,000 (or such other amount as approved in writing by the Administrative Agent in its sole discretion) acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (and in any event within 60 days (or such longer time period as the Administrative Agent may agree in its sole discretion)) after such acquisition, to the extent requested by the Administrative Agent, (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured

Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with title and extended coverage insurance covering such real property in an amount not in excess of the fair market value as reasonably estimated by the Borrower as well as a current ALTA survey thereof, together with a surveyor’s certificate, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. In connection with the foregoing, no later than 5 Business Days prior to the date on which a Mortgage is executed and delivered pursuant to this Section 6.12, in order to comply with the Flood Laws, the Administrative Agent (for delivery to each Lender) shall have received the following documents (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”) and such other documents as any Lender may reasonably request to complete its flood due diligence, (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the applicable Loan Party (if applicable) (“Loan Party Notice”) that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the applicable Loan Party’s receipt of any such Loan Party Notice (e.g., countersigned Loan Party Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Loan Party Notice is required to be given and, to the extent flood insurance is required by any applicable Requirement of Law or any Lenders’ written regulatory or compliance procedures and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance that complies with all applicable laws and regulations reasonably satisfactory to the Administrative Agent and each Lender (any of the foregoing being “Evidence of Flood Insurance”). Notwithstanding anything contained herein to the contrary, no Mortgage will be executed and delivered until each Lender has confirmed to the Administrative Agent that such Lender has satisfactorily completed its flood insurance due diligence and compliance requirements. Each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Revolving Commitments including the provision of any incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolving Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon): (A) the prior delivery of all applicable Flood Documents with respect to such Mortgaged Properties as required by the Flood Laws and as otherwise reasonably required by the Lenders and (B) the Administrative Agent having received written confirmation from each Lenders that such Lender has satisfactorily completed its flood insurance due diligence and compliance requirements.
(c)    With respect to any Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party (including pursuant to a Permitted Acquisition), or any new Subsidiary (other than an Excluded Subsidiary) formed by Division or if an Excluded Subsidiary ceases to qualify as an Excluded Subsidiary, the Loan Parties shall, except to the extent compliance with this Section 6.12 is prohibited by existing Contractual Obligations (so long as such prohibition is not incurred in contemplation of such acquisition or the obligations hereunder) or Requirements of Law binding on such Subsidiary or its properties, promptly (but in any event within 30 days after such event or such longer period of time acceptable to the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Subsidiary that is owned directly by such Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be reasonably required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock (if applicable), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions as are necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement, with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or additional actions as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, in a form reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, in a form similar to the certificates delivered by other Loan Parties on the Closing Date, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; it being agreed that if such Subsidiary is formed by Division, the foregoing requirements shall be satisfied substantially concurrently with the formation of such Subsidiary.
(d)    With respect to any new direct Foreign Subsidiary of a Loan Party that is an Excluded Subsidiary under clause (a) of the definition thereof and that is not an Immaterial Subsidiary or any new direct Foreign Subsidiary Holding Company that is an Excluded Subsidiary under clause (b) of the definition thereof and that is not an Immaterial Subsidiary, in each case, created or acquired after the Closing Date by any Loan Party, promptly (but in any event within 30 days after such event or such longer period of time acceptable to the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Foreign Subsidiary or Foreign Subsidiary Holding Company that is directly owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Foreign Subsidiary or Foreign Subsidiary Holding Company be required to be so pledged), (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action (including, as applicable, the delivery of any foreign law pledge documents reasonably requested by the Administrative Agent) as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(e)    At the request of the Administrative Agent, each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each Loan Party’s corporate headquarters and each leased property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral having a value in excess of $5,000,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. After the Closing Date, no Collateral having a value in excess of $5,000,000 shall be stored at any location leased by any Loan Party and no Collateral having a value in excess of $5,000,000 shall be shipped to a processor or converter under arrangements established after the Closing Date without one Business Days’

prior written notice to the Administrative Agent. At the Administrative Agent’s request following notice to it pursuant to the immediately preceding sentence, the Borrower shall use commercially reasonable efforts to obtain a reasonably satisfactory landlord agreement or bailee letter, as appropriate, with respect to such location; provided that in no event shall any Loan Party be required to seek a landlord agreement or bailee letter, as applicable, from any customer of any Group Member.
6.13    Use of Proceeds. Use the proceeds of each credit extension only for the purposes specified in Section 4.16.
6.14    Designated Senior Indebtedness. Cause the Loan Documents and all of the Obligations to be deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any subordinated Indebtedness of the Loan Parties.
6.15    Sanctions; Anti-Corruption Laws~~. Conduct its business in compliance in all material respects with all applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.~~
. Maintain in effect policies and procedures designed to promote compliance by the Group Members, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.
6.16    Further Assurances. Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.
SECTION 7
NEGATIVE COVENANTS
The Borrower hereby agrees that, at all times prior to the Discharge of Obligations, no Loan Party shall, nor shall any Loan Party permit any of its respective Subsidiaries to, directly or indirectly:
7.1    Financial Condition Covenants.
(a)    Adjusted Quick Ratio. Permit the Adjusted Quick Ratio, as of the last day of each fiscal quarter of the Borrower, to be less than 1.25:1.00.
(b)    Revenue. During a Covenant Testing Period, permit the Revenue Growth Rate for any trailing 4 fiscal quarter period ending on the last day of each fiscal quarter of the Borrower to be less than ~~(i) ten percent (10%) for each fiscal quarter ending on or prior to December 31, 2024, commencing with the fiscal quarter ending March 31, 2021, and (ii)~~ five percent (5%) ~~for each fiscal quarter ending thereafter~~.
7.2    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a)    Indebtedness of any Loan Party pursuant to any Loan Document and under any Cash Management Agreement;
(b)    Indebtedness of (i) any Loan Party owing to any other Loan Party; (ii) any Group Member (which is not a Loan Party) owing to any other Group Member (which is not a Loan Party); (iii)

any Group Member (which is not a Loan Party) owing to any Loan Party, which constitutes an Investment permitted by Section 7.8(f)(iii); provided, that, any such Indebtedness shall be evidenced by the Global Intercompany Note; and (iv) any Loan Party owing to any Group Member (which is not a Loan Party); provided that such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent;
(c)    Guarantee Obligations (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) of any Group Member (which is not a Loan Party) of the Indebtedness of any Loan Party; (iii) by any Group Member (which is not a Loan Party) of the Indebtedness of any other Group Member (which is not a Loan Party); or (iv) of any Loan Party of the Indebtedness of any Group Member that is not a Loan Party, so long as the aggregate amount of such Guarantee Obligations is an Investment permitted by Section 7.8(f)(iii); provided that, in any case of clauses (i), (ii), (iii), or (iv), the underlying Indebtedness so guaranteed is otherwise permitted by the terms hereof;
(d)    (i) Indebtedness outstanding on the ~~Third~~Fourth Amendment Effective Date and listed on Schedule 7.2(d) of the Disclosure Letter and (ii) any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof, except by an amount equal to a reasonable premium and other fees and expenses reasonably incurred in connection therewith);
(e)    Indebtedness (including, without limitation, Capital Lease Obligations and purchase money financing) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding and any Guarantee Obligations in respect thereof and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof, except by an amount equal to a reasonable premium and other fees and expenses reasonably incurred in connection therewith);
(f)    Subordinated Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;
(g)    Surety Indebtedness and any other Indebtedness in respect of letters of credit, banker’s acceptances, bank guarantees or similar arrangements, provided that the aggregate principal amount of any such Indebtedness outstanding at any time shall not exceed $10,000,000;
(h)    unsecured Indebtedness to trade creditors in the ordinary course of business;
(i)    obligations (contingent or otherwise) of the Group Members existing or arising under any Swap Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 7.13 and not for purposes of speculation;
(j)    Indebtedness of a Person (other than a Loan Party or an existing Subsidiary) existing at the time such Person is merged with or into a Loan Party or a Subsidiary or becomes a Subsidiary, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary and any of its Subsidiaries are the only obligors in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary and any of its Subsidiaries secure such Indebtedness, and (iv) the aggregate amount of such Indebtedness does not exceed $10,000,000 in the aggregate;

(k)    (i) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business, (ii) Indebtedness of the Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is repaid within five Business Days, and (iii) Indebtedness in respect of business credit cards, purchase cards, payment processing, automatic clearinghouse arrangements, check endorsement guarantees and other cash management services incurred in the ordinary course of business;
(l)    Indebtedness in the form of purchase price adjustments, earn outs, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with Investments permitted by Section 7.8; provided that the amount of such obligation shall be deemed part of the cost of such Investment (the amount of which shall be deemed to be the amount required to be accrued as a liability in accordance with GAAP or the amount actually paid);
(m)    Indebtedness consisting of the financing of insurance premiums;
(n)    (i) ~~the 2026 Convertible Notes, (ii) additional~~ Permitted Convertible Indebtedness (including the 2028 Convertible Notes and the 2030 Convertible Notes) in an aggregate principal amount not to exceed $750,000,000 at any one time outstanding and (~~iii), in each case of the forgoing clauses (i) and (~~ii)~~,~~  any refinancings, refundings, renewals or extensions thereof so long as such Indebtedness continues to qualify as Permitted Convertible Indebtedness;
(o)    to the extent constituting Indebtedness, any Permitted Equity Derivative Transaction; and
(p)    Indebtedness not otherwise permitted by this Section in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.
7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
(a)    Liens for taxes not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;
(b)    carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s supplier’s, construction or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA) or deposits made in connection with Permitted Acquisitions;

(e)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Group Member;
(f)    Liens in existence on the ~~Third~~Fourth Amendment Effective Date listed on Schedule 7.3(f) of the Disclosure Letter; provided that (i) no such Lien is spread to cover any additional property after the Closing Date (other than improvements and accessions to such property), (ii) the amount of Indebtedness secured thereby is not increased except by an amount equal to a reasonable premium and other fees and expenses incurred in connection therewith, (iii) the direct or any contingent obligor with respect thereto is not changed (unless a contingent obligor is dropped), and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);
(g)    Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with, or within 90 days after, the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof, and (iii) the amount of Indebtedness secured thereby is not increased;
(h)    Liens created pursuant to the Security Documents;
(i)    (x) any interest or title of a lessor or licensor under any lease or license entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed, (y) leases, licenses, subleases and sublicenses of real property granted to others in the ordinary course of business and (z) non-exclusive licenses of Intellectual Property in the ordinary course of business and other licenses and sublicenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States, in each case in the ordinary course of business;
(j)    judgment Liens that do not constitute a Default or an Event of Default under Section 8.1(h) of this Agreement;
(k)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;
(l)    (i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 7.2(g), (ii) Liens securing reimbursement obligations with respect to letters of credit, banker’s acceptances, bank guarantees permitted by Section 7.2(g) that encumber documents and other property relating to such letters of credit, and (iii) Liens securing Obligations under any Specified Swap Agreements permitted by Section 7.2(i);
(m)    Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Group Member or becomes a Subsidiary of a Group Member or acquired by a Group Member; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness or obligation secured by such Lien is not prohibited under Section 7.2;
(n)    the replacement, extension or renewal of any Lien permitted by clause (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;
(o)    Liens on insurance proceeds in favor of insurance companies granted solely to secured financed insurance premiums;
(p)    Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;
(q)    Liens on any earnest money deposits required in connection with a Permitted Acquisition or consisting of earnest money deposits required in connection with an acquisition of property not otherwise prohibited hereunder;
(r)    Liens securing Subordinated Indebtedness permitted under Section 7.2(f);
(s)    Liens that are contractual rights of setoff relating to purchase orders and other agreements entered into with customers of such Person in the ordinary course of business;
(t)    Liens on Capital Stock of joint ventures securing obligations of such joint venture; and
(u)    other Liens securing obligations in an outstanding amount not to exceed $10,000,000 at any one time.
7.4    Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(a)    (i) any Group Member that is not a Loan Party may be merged, amalgamated or consolidated with or into (A) any Loan Party (provided that a Loan Party shall be the continuing or surviving Person, or the continuing or surviving Person shall become a Loan Party substantially contemporaneous with such merger, amalgamation or consolidation) or (B) any Group Member that is not a Loan Party, and (ii) any Loan Party may be merged, amalgamated or consolidated with or into with any other Loan Party (provided that if such merger, amalgamation or consolidation involves the Borrower, Borrower shall be the continuing or surviving Person);
(b)    (i) any Group Member that is not a Loan Party may Dispose of any or all of its assets (including upon voluntary liquidation, dissolution or otherwise) (A) to any other Group Member or (B) pursuant to a Disposition permitted by Section 7.5; and (ii) any Loan Party (other than the Borrower) may Dispose of any or all of its assets (including upon voluntary liquidation, dissolution or otherwise) (A) to any other Loan Party or (B) pursuant to a Disposition permitted by Section 7.5;
(c)    any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(d)    any Subsidiary that is a limited liability company may consummate a Division as the dividing Person if, immediately upon the consummation of the Division, the assets of the applicable dividing Person are held by one or more Guarantors.
7.5    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
(a)    Dispositions of obsolete, worn out or surplus property in the ordinary course of business;
(b)    Dispositions of Inventory in the ordinary course of business;
(c)    Dispositions permitted by Sections 7.4(b)(i)(A) and (b)(ii)(A);
(d)    the sale or issuance of the Capital Stock of a Subsidiary of the Borrower (i) to the Borrower or any other Loan Party, or (ii) by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party or (iii) in connection with any transaction that does not result in a Change of Control;
(e)    the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;
(f)    the non-exclusive licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business;
(g)    the Disposition of property (i) from any Loan Party to any other Loan Party, and (ii) from any Group Member (which is not a Loan Party) to any other Group Member;
(h)    Dispositions of property subject to a Casualty Event;
(i)    leases or subleases of real property;
(j)    the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
(k)    any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;
(l)    Dispositions of other property having a fair market value not to exceed $10,000,000 in the aggregate for any fiscal year of the Borrower, provided that at the time of any such Disposition, no Event of Default shall have occurred and be continuing or would result from such Disposition;
(m)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(n)    the unwinding of any Swap Agreement;
(o)    the issuance or sale of shares of any Subsidiary’s Capital Stock to qualify directors if required by applicable Requirement of Law; and
(p)    Restricted Payments permitted by Section 7.6, Investments permitted by Section 7.8 and Liens permitted by Section 7.3.
7.6    Restricted Payments. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, pay any earn-out payment, seller debt or deferred purchase price payments, declare or pay any dividend (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:
(a)    any Group Member may make Restricted Payments to any Loan Party and any Group Member that is not a Loan Party may make Restricted Payments to any other Group Member;
(b)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, each Loan Party may purchase Capital Stock from present or former officers, directors or employees, of any Group Member; provided that the aggregate amount of payments made under this clause (b) shall not exceed $5,000,000 during any fiscal year of the Borrower;
(c)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Group Members make payments in respect of any earn-out obligation, seller debt or deferred purchase price payments (in each case, other than Subordinated Indebtedness) so long as immediately after giving effect to any such payment, the Borrower is in pro forma compliance with the financial covenants contained in Section 7.1, as of the most recently ended fiscal quarter for which financial statements were required to be delivered;
(d)     (i) each Group Member may make repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such repurchased Capital Stock represents a portion of the exercise price of such options or warrants, and (ii) each Group Member may make repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock issued, granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such issuance, grant or award (or upon vesting thereof);
(e)    any Group Member may make payments in respect of Subordinated Indebtedness solely to the extent such payment is made in accordance with Section 7.22;
(f)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, each Group Member may purchase, redeem or otherwise acquire Capital Stock issued by it solely with the proceeds received from the substantially concurrent issue of new shares of its Capital Stock (other than Disqualified Stock); provided that any such issuance is otherwise permitted hereunder;

(g)    the Borrower may deliver its common Capital Stock upon conversion of any convertible Indebtedness having been issued by the Borrower; provided that such Indebtedness is otherwise permitted by Section 7.2;
(h)    the Borrower may deliver its common Capital Stock in connection with the exercise of stock options, warrants, restricted stock units or other equity awards by way of cashless exercise;
(i)    the Borrower may make distributions or dividends consisting solely of its Capital Stock (other than Disqualified Stock);
(j)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Group Members may make other Restricted Payments in an aggregate amount not to exceed $10,000,000 in any fiscal year of the Borrower so long as immediately after giving effect to any such payment, the Borrower is in pro forma compliance with the financial covenants contained in Section 7.1, as of the most recently ended fiscal quarter for which financial statements were required to be delivered; provided that, notwithstanding the foregoing, such amount shall be unlimited so long as immediately before and immediately after giving effect to any such Restricted Payment, the Borrower shall have a pro forma Adjusted Quick Ratio of at least 1.50:1.00 and be in pro forma compliance with the covenant set forth in Section 7.1(b), if the Borrower’s pro forma Adjusted Quick Ratio would have resulted in a Covenant Testing Period, in each case as of the most recently ended fiscal quarter for which financial statements were required to be delivered, based upon financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis, to such Restricted Payment; and
(k)    any payment (including payment of any premium) or delivery with respect to, or early unwind or settlement or termination of, any Permitted Equity Derivative Transaction.
7.7    [Reserved].
7.8    Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”; provided that the amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Subsidiary in respect of such Investment.), except:
(a)    extensions of trade credit in the ordinary course of business;
(b)    Investments in cash and Cash Equivalents;
(c)    Guarantee Obligations permitted by Section 7.2 and Guarantee Obligations of obligations not constituting Indebtedness in the ordinary course of business;
(d)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of the Group Members pursuant to employee stock purchase plans or agreements approved by the Borrower’s board of directors in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(e)    Investments existing on the ~~Third~~Fourth Amendment Effective Date and set forth on Schedule 7.8 of the Disclosure Letter (but not any further Investments in the Persons listed on such Schedule 7.8 unless permitted pursuant to a separate clause of this Section 7.8 or otherwise consented to by the Required Lenders);
(f)    intercompany Investments (i) by any Loan Party in any other Loan Party, (ii) by any Group Member that is not a Loan Party in any other Group Member, (iii) by any Loan Party in any Group Member that is not a Loan Party to the extent (x) no Default or Event of Default exists or would result therefrom and (y) such Investments do not exceed $15,000,000 in the aggregate for all such Investments in any fiscal year of the Borrower, or (iv) to the extent arising from customary transfer pricing or cost-plus services agreements entered into in the ordinary course of business and on terms that are, when taken as a whole and in the good faith judgment of the Borrower, no less favorable to the Loan Parties than would be obtained in arm’s length transactions with a nonaffiliated third party;
(g)    Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;
(h)    Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;
(i)    Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition;
(j)    so long as no Event of Default exists immediately after giving effect to such Investment, in addition to Investments otherwise expressly permitted by this Section 7.8, any Investments in an aggregate amount not to exceed $15,000,000 in any fiscal year of the Borrower; provided that, notwithstanding the foregoing, such amount shall be unlimited so long as immediately before and immediately after giving effect to any such Investment, the Borrower shall have a pro forma Adjusted Quick Ratio of at least 1.50:1.00 and be in pro forma compliance with the covenant set forth in Section 7.1(b), if the Borrower’s pro forma Adjusted Quick Ratio would have resulted in a Covenant Testing Period, in each case as of the most recently ended fiscal quarter for which financial statements were required to be delivered, based upon financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis, to such Investment;
(k)    deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;
(l)    the licensing or contribution of Intellectual Property pursuant to joint marketing or joint venture arrangements with other Persons in the ordinary course of business;
(m)    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions;
(n)    so long as (i) at the time of such Investment or immediately after giving effect thereto, no Event of Default exists and (ii) immediately after giving effect to such Investment, the

Borrower is in pro forma compliance with the financial covenants contained in Section 7.1 as of the most recently ended reporting period for which financial statements were required to be delivered, based on financial statements and projections delivered to the Administrative Agent which give effect, on a pro forma basis to Investment, Investments in joint ventures, corporate collaborations, or strategic alliances; provided that, the aggregate amount of all such Investments made in cash shall not exceed $150,000,000 at any time outstanding;
(o)    Investments in Permitted Equity Derivative Transactions; and
(p)    purchases or other acquisitions by any Group Member of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition consummated pursuant to this Section 7.8(p):
(i)    the newly-created or acquired Subsidiary (or assets acquired in connection with such asset sale) shall be in a business permitted by Section 7.17;
(ii)    all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;
(iii)    no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition (or in the case of a Limited Condition Acquisition, as of the LCA Test Date), could reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;
(iv)    the Borrower shall give the Administrative Agent at least 10 Business Days’ prior written notice (or such shorter period agreed to by the Administrative Agent in its sole discretion) of any such purchase or acquisition;
(v)    the Borrower shall provide to the Administrative Agent as soon as available but in any event not later than 5 Business Days after the execution thereof (or such shorter period agreed to by the Administrative Agent in its sole discretion), a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;
(vi)    any such newly-created or acquired Subsidiary, or the Loan Party that is the acquirer of assets in connection with an asset acquisition, shall comply or be prepared to comply with the requirements of Section 6.12, except to the extent compliance with Section 6.12 is prohibited by pre-existing Contractual Obligations or Requirements of Law binding on such Subsidiary or its properties;
(vii)    immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing (other than in connection with a Limited Condition Acquisition, in which case there shall be (x) no Default or Event of Default as of the LCA Test Date and (y) no Event of Default under Section 8.1(a) or (f) immediately after giving effect to any such purchase or other acquisition);
(viii)    immediately after giving effect to any such purchase or acquisition the Borrower is in pro forma compliance with the financial covenants contained in Section 7.1 as of the most recently ended reporting period for which financial statements were required to be delivered, based on financial statements and projections delivered to the Administrative Agent which give effect, on a pro forma basis to such purchase or acquisition;
(ix)    the aggregate amount of the consideration (excluding Capital Stock of the Borrower that is not Disqualified Stock) paid by all Group Members in connection with all such Permitted Acquisitions consummated from and after the ~~Third~~Fourth Amendment Effective Date shall not exceed $125,000,000;
(x)    no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.2;
(xi)    such purchase or acquisition shall not constitute an Unfriendly Acquisition;
(xii)    in any merger involving the Borrower, the Borrower is the sole surviving entity; and
(xiii)    the Borrower shall have delivered to the Administrative Agent, at least 5 Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Administrative Agent in its sole discretion), a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.
Notwithstanding anything herein to the contrary, no Group Member shall consummate an Unfriendly Acquisition.
7.9    ERISA. The Borrower shall not, and shall not permit any of its ERISA Affiliates to: (a) terminate any Pension Plan so as to result in any material liability to the Borrower or any ERISA Affiliate, (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any ERISA Affiliate, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to the Borrower or any ERISA Affiliate, (d) enter into any new Pension Plan or Multiemployer Plan or modify any existing Pension Plan or Multiemployer Plan so as to increase its obligations thereunder which could be reasonably likely to result in material liability to any ERISA Affiliate or  permit the present value of all nonforfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Pension Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan, or (e) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Administrative Agent or any Lender of any of its rights under this Agreement, any Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under Section 406 of ERISA or Section 4975 of the Code with respect to a Plan, except, in the case of each of the foregoing clauses, to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
7.10    Optional Payments; Modifications of Certain Preferred Stock. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of Preferred Stock (a) that would move to an earlier date the scheduled redemption date thereof (but only to the extent that moving any such scheduled redemption date would result in the redemption to be prior to 91 days after the Revolving Termination Date) or increase the amount of any scheduled redemption payment or increase the rate or move to an earlier date any date for payment of dividends thereon, or (b) that could reasonably be expected to be otherwise materially adverse to any Lender or any other Secured Party. Make any payment or prepayment of principal of, premium, if any, or redemption, purchase, retirement, defeasance, sinking fund, settlement, conversion or similar payment with respect to any Permitted Convertible Indebtedness not expressly required pursuant to the terms of the agreements governing such Permitted Convertible Indebtedness unless (x) made exclusively with common stock of Fastly, Inc. and cash in lieu of fractional shares and/or to pay accrued interest, if any, on such Permitted Convertible Indebtedness, (y) made for cash exclusively using proceeds of a substantially concurrent refinancing or replacement of such Permitted Convertible Indebtedness permitted pursuant to Section 7.2(n), or (z) immediately after giving effect to any such payment or prepayment (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower is in pro forma compliance with the financial covenants contained in Section 7.1 as of the most recently ended reporting period for which financial statements were required to be delivered, based on financial statements and projections delivered to the Administrative Agent which give effect, on a pro forma basis to such payment or prepayment (it being agreed that nothing herein shall prohibit (i) settlement of expressly required conversion or expressly required payment obligations of Permitted Convertible Indebtedness for cash (or a combination of cash and common stock) or (ii) an exchange of such Permitted Convertible Indebtedness for Indebtedness that is permitted to be incurred under the terms of this Agreement).
7.11    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of a Loan Party except for (a) intercompany transactions permitted by Sections 7.2, 7.4, 7.5, 7.6 or 7.8 hereof, (b) transactions that are in the ordinary course of such Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person, and (c) reasonable and customary indemnification arrangements, employee benefits, compensation arrangements (including equity-based compensation and bonuses), retention and severance arrangements and payments, and reimbursement of expenses of employees, consultants, officers, and directors, in each case, approved by the board of directors or management of a Group Member.
7.12    Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction, except in connection with transactions that would be permitted under this Section 7.
7.13    Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements which are entered into by a Group Member (i) to hedge or mitigate risks to which such Group Member has actual exposure or (ii) to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member, or (b) Permitted Equity Derivative Transactions.
7.14    Accounting Changes. Make any change in its (a) material accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year, in each case, without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).
7.15    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, and (b) pursuant to agreements entered into in accordance with Sections 7.2 , 7.3 and 7.5.

7.16    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) customary restrictions under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (v) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or, in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement is not as a whole materially less favorable to such Subsidiary, (vi) restrictions under any Subordinated Debt Documents, (vii) restrictions on the transfer of any asset pending the close of the sale of such asset and customary restrictions contained in purchase agreements and acquisition agreements (including by way of merger, acquisition or consolidation), to the extent in effect pending the consummation of such transaction, (viii) customary net worth provisions or similar financial maintenance provisions contained in real property leases entered into by a Foreign Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Group Members to meet their ongoing obligations under the Loan Documents, (ix) applicable law, (x) restrictions on cash or other deposits or net worth imposed under agreements entered into in the ordinary course of business, (xi) provisions in joint venture agreements and other similar agreements (including equity holder agreements) relating to such joint venture or its members or entered into in the ordinary course of business, (xii) Requirements of Law applicable to a Foreign Subsidiary prohibiting or restricting the applicable Foreign Subsidiary from making Restricted Payments to the Borrower, or (xiii) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.3.
7.17    Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Group Members are engaged on the ~~Third~~Fourth Amendment Effective Date or that are reasonably related, ancillary or incidental thereto or reasonable extensions thereof.
7.18    Designation of other Indebtedness. Designate any Indebtedness or indebtedness other than the Obligations as “Designated Senior Indebtedness” or a similar concept thereto, if applicable.
7.19    [Reserved].
7.20    Amendments to Operating Documents and Material Contracts. (a) Amend or permit any amendments to any Loan Party’s organizational documents if such amendment, termination, or waiver would be materially adverse to the Administrative Agent or the Lenders; or (b) amend or permit any amendments to, or terminate (other than by its terms) or waive any provision of, any material Contractual Obligation if such amendment, termination (other than by its terms) or waiver could reasonably be expected to result in a Material Adverse Effect.

7.21    Use of Proceeds. Use the proceeds of any Loan or extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board; (b) to finance an Unfriendly Acquisition; (c) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, arranger, Administrative Agent, Issuing Lender, Swingline Lender, or otherwise) of Sanctions (or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity in violation of the foregoing); or (d) for any purpose which would breach the ~~United States Foreign Corrupt Practices Act of 1977~~FCPA, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.
7.22    Subordinated Indebtedness.
(a)    Amendments. Amend, modify, supplement, waive compliance with, or consent to noncompliance with, any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent is in compliance with the subordination provisions therein and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.
(b)    Payments. Make any payment (including any interest payment, other than paid-in-kind interest), prepayment or repayment on, redemption, exchange or acquisition for value of, any sinking fund or similar payment with respect to, any Subordinated Indebtedness, except as permitted by the subordination provisions in the applicable Subordinated Debt Documents and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.
7.23    Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent of any Loan Party within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (a “Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act.
7.24    Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment

Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
SECTION 8
EVENTS OF DEFAULT
8.1    Events of Default. The occurrence of any of the following shall constitute an Event of Default:
(a)    the Borrower shall fail to pay any amount of principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within 3 Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or
(c)    any Loan Party shall default in the observance or performance of any agreement contained in, Section 5.3, Section 6.1, Section 6.2, clause (i) or (ii) of Section 6.5(a), Section 6.6(b), Section 6.8(a), Section 6.10, Section 6.16 or Section 7 of this Agreement; or
(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days thereafter; or
(e)    (i) any Group Member shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) beyond the later of the scheduled or original due date with respect thereto or the period of grace applicable thereto, if any; (B) default in making any payment of any interest, fees, costs or expenses on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (C) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; or (D) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (1) cause, or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated, or (2) to cause, with the giving of notice if required, any Group Member to purchase, redeem, mandatorily prepay or make an offer to purchase, redeem or mandatorily prepay such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clauses (i)(A), (B), (C), or (D) of this Section 8.1(e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in any of clauses (i)(A), (B), (C), or (D) of this Section 8.1(e) shall have occurred with respect to Indebtedness, the outstanding principal amount (and, in the case of Swap Agreements, the Swap Termination Value that is or would be owed by a Group Member (other than in the form of Capital Stock of Holdings that is not Disqualified Stock)) of which, individually or in the aggregate for all such Indebtedness, exceeds the Threshold Amount; provided, further, that this clause (e)(i) shall not apply to (x) any early payment requirement or unwinding or termination with respect to any Permitted Equity Derivative Transaction, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof, so long as, in any such case, the Group Members are not the “defaulting party” or otherwise in breach under the terms of such Permitted Equity Derivative Transaction, or (y) any event that permits or causes repurchase, payment, prepayment, redemption, conversion, settlement or exchange of Permitted Convertible Indebtedness that is not the result of a breach or default by a Group Member of the terms of an agreement governing such Permitted Convertible Indebtedness or (ii) any default or event of default (however designated) shall occur with respect to any Subordinated Indebtedness of any Group Member (after any applicable grace period (but excluding any standstill or similar period) and to the extent not waived); or
(f)    (i) any Group Member shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of 60 days (provided that, during such 60 day period, no Loan shall be advanced or Letters of Credit issued hereunder); or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof (provided that, during such 60 day period, no Loan shall be advanced or Letters of Credit issued hereunder); or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)    there shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Loan Party or any ERISA Affiliate thereof in excess of the Threshold Amount during the term of this Agreement; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds the Threshold Amount; or
(h)    there is entered against any Group Member (i) one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of the Threshold Amount or more, or (ii) one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(i)    (i)    (A) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), (B) any Loan Party shall so assert such a claim, or (C) a material portion of any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, in each case, other than in connection with the Discharge of Obligations; or
(ii)    any court order enjoins, restrains or prevents a Loan Party from conducting all or any material part of its business for more than five consecutive Business Days; or
(j)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert (other than in connection with a Discharge of Obligations); or
(k)    a Change of Control shall occur; or
(l)    any of the Governmental Approvals necessary for an of the Group Members to operate its respective business shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (x) has, or could reasonably be expected to have, a Material Adverse Effect, or (y) adversely affects the legal qualifications of any Group Member to hold any material Governmental Approval in any applicable jurisdiction and such adverse effect on the legal qualifications of any such Group Member to hold any material Governmental Approval in any applicable jurisdiction could reasonably be expected to have a Material Adverse Effect; or
(m)    any Loan Document (including the subordination provisions of any subordination or intercreditor agreement governing Subordinated Indebtedness) not otherwise referenced in Section 8.1(i) or (j), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document.
8.2    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to the Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and
(b)    if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving

Commitments, the Swingline Commitments and the L/C Commitments to be terminated forthwith, whereupon the Revolving Commitments, the Swingline Commitments and the L/C Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; (iii) any Cash Management Bank may terminate any Cash Management Agreement then outstanding and declare all Obligations then owing by the Loan Parties under any such Cash Management Agreements then outstanding to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iv) the Administrative Agent may exercise on behalf of itself, any Cash Management Bank, the Lenders and the Issuing Lender all rights and remedies available to it (including for the avoidance of doubt, place a “hold” on any account maintained with SVB and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral and demand and receive possession of Borrower’s books and records), any such Cash Management Bank, the Lenders and the Issuing Lender under the Loan Documents.
With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall Cash Collateralize an amount equal to 105% (110% in the case of a Letter of Credit denominated in an Alternative Currency) of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents in accordance with Section 8.3.
In addition, (x) the Borrower shall also Cash Collateralize the full amount of any Swingline Loans then outstanding, and (y) to the extent elected by any applicable Cash Management Bank, the Borrower shall also Cash Collateralize the amount of any Obligations in respect of Cash Management Services then outstanding, which Cash Collateralized amounts shall be applied by the Administrative Agent to the payment of all such outstanding Cash Management Services, and any unused portion thereof remaining after all such Cash Management Services shall have been fully paid and satisfied in full shall be applied by the Administrative Agent to repay other Obligations of the Loan Parties hereunder and under the other Loan Documents in accordance with the terms of Section 8.3.
(c)    After all such Letters of Credit and Cash Management Agreements shall have been terminated, expired or fully drawn upon, as applicable, and all amounts drawn under any such Letters of Credit shall have been reimbursed in full and all other Obligations of the Borrower and the other Loan Parties (including any such Obligations arising in connection with Cash Management Services) shall have been paid in full, the balance, if any, of the funds having been so Cash Collateralized shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
8.3    Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.19, 2.20 and 2.21 (including interest thereon)) payable to the Administrative Agent, in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and Letter of Credit Fees) payable to the Lenders, the Issuing Lender ((including any Letter of Credit Fronting Fees and Issuing Lender Fees), and any Qualified Counterparty and any applicable Cash Management Bank (in its respective capacity as a provider of Cash Management Services), and the reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender, and amounts payable under Sections 2.19, 2.20 and 2.21), in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to the extent that the Swingline Lender has advanced any Swingline Loans that have not been refunded by each Lender’s Swingline Participation Amount, payment to the Swingline Lender of that portion of the Obligations constituting the unpaid principal of and interest upon the Swingline Loans advanced by the Swingline Lender;
Fourth, to the payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest in respect of any Cash Management Services and on the Loans and L/C Disbursements which have not yet been converted into Revolving Loans, and to payment of premiums and other fees (including any interest thereon) under any Specified Swap Agreements and any Cash Management Agreements, in each case, ratably among the Lenders, any applicable Cash Management Bank (in its respective capacity as a provider of Cash Management Services), and any Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements which have not yet been converted into Revolving Loans, and settlement amounts, payment amounts and other termination payment obligations under any Specified Swap Agreements and Cash Management Agreements, in each case, ratably among the Lenders, any applicable Cash Management Bank (in its respective capacity as a provider of Cash Management Services), and any applicable Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Fifth and payable to them;
Sixth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the L/C Exposure comprised of the Dollar Equivalent of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;
Seventh, for the account of any applicable Qualified Counterparty and any applicable Cash Management Bank, to any settlement amounts, payment amounts and other termination payment obligations under any Specified Swap Agreements and Cash Management Agreements not paid pursuant to clause Fifth and to Cash Collateralize Obligations arising under any then outstanding Specified Swap Agreements and Cash Management Services, in each case, ratably among them in proportion to the respective amounts described in this clause Seventh payable to them;

Eighth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations described in this clause Eighth and payable to them;
Last, the balance, if any, after the Discharge of Obligations, to the Borrower or as otherwise required by Law.
Subject to Sections 2.24(a), 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the Dollar Equivalent of the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral for Letters of Credit after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, no Excluded Swap Obligation of any Guarantor shall be paid with amounts received from such Guarantor or from any Collateral in which such Guarantor has granted to the Administrative Agent a Lien (for the benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement; provided, however, that each party to this Agreement hereby acknowledges and agrees that appropriate adjustments shall be made by the Administrative Agent (which adjustments shall be controlling in the absence of manifest error) with respect to payments received from other Loan Parties to preserve the allocation of such payments to the satisfaction of the Obligations in the order otherwise contemplated in this Section 8.3.
SECTION 9
THE ADMINISTRATIVE AGENT
9.1    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably appoints SVB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
(b)    The provisions of Section 9 are solely for the benefit of the Administrative Agent, the Lenders, the Issuing Lender, and the Swingline Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or obligations, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(c)    The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty and provider of Cash Management Services) hereby irrevocably (i) authorizes the

Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement and any Subordination Agreements, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.
9.2    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
9.3    Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:
(a)    be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;
(b)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
9.6    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
9.7    Indemnification. Each of the Lenders agrees to indemnify each of the Administrative Agent, the Issuing Lender and the Swingline Lender and each of its Related Parties in its capacity as such (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by the Borrower or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct, and that with respect to such unpaid amounts owed to any Issuing Lender or Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
9.8    Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.9    Successor Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or an Excluded Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.
9.10    Collateral and Guaranty Matters.
(a)    The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
(i)    to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (A) upon the Discharge of Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (C) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;
(ii)    to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.3 (g) and (i); and
(iii)    to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the guaranty pursuant to this Section 9.10.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(c)    Notwithstanding anything contained in any Loan Document, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guaranty of the Obligations (including any such guaranty provided by the Guarantors pursuant to the Guarantee and Collateral Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that, for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law or any other judicial proceeding. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of such Secured Party (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, to have agreed to the foregoing provisions. In furtherance of the foregoing, and not in limitation thereof, no Specified Swap Agreement and no Cash Management Agreement, the Obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the Obligations of any Loan Party under any Loan Document except as expressly provided herein or in the Guarantee and Collateral Agreement. By accepting the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, any Secured Party that is a Cash Management Bank or a Qualified Counterparty shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and to have agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
9.11    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations in respect of any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 10.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
~~9.12 [Reserved]~~9.12    Erroneous Payments.
(a)    If the Administrative Agent (i) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns) , a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (ii) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.12 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender or Secured Party shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this clause (b)(ii).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this clause (b) shall not have any effect on a Payment Recipient’s obligations pursuant to clause (a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)    The parties hereto agree that (i) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the

Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (i) and (ii) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of making a payment on the Obligations.
(e)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(f)    Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
9.13    Cash Management Bank and Qualified Counterparty Reports. Each Cash Management Bank and each Qualified Counterparty agrees to furnish to the Administrative Agent, as frequently as the Administrative Agent may reasonably request, with a summary of all Obligations in respect of Cash Management Services and/or Specified Swap Agreements, as applicable, due or to become due to such Cash Management Bank or Qualified Counterparty, as applicable. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Cash Management Bank or Qualified Counterparty (in its capacity as a Cash Management Bank or Qualified Counterparty and not in its capacity as a Lender) unless the Administrative Agent has received written notice thereof from such Cash Management Bank or Qualified Counterparty and if such notice is received, the Administrative Agent shall be entitled to assume that the only amounts due to such Cash Management Bank or Qualified Counterparty on account of Cash Management Services or Specified Swap Agreements are set forth in such notice.
9.14    Survival. This Section 9 shall survive the Discharge of Obligations.
SECTION 10
MISCELLANEOUS
10.1    Amendments and Waivers.
(a)    Neither this Agreement, any other Loan Document (other than any L/C Related Document), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that no amendment or modification of defined terms used in the financial covenants in this Agreement or waiver of any Default or Event of Default or the right to receive interest at the Default Rate shall constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case, without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral, subordinate the Obligations (including any guarantees thereof) or the Administrative Agent’s Lien on all or substantially all of the Collateral or release all or substantially all of the value of the guarantees (taken as a whole) of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D) (i) amend, modify or waive the pro rata requirements of Section 2.18 or any other provision of the Loan Documents requiring pro rata treatment of the Lenders in a manner that adversely affects Revolving Lenders without the written consent of each Revolving Lender or (ii) amend, modify or waive the pro rata requirements of Section 2.18 or any other provision of the Loan Documents requiring pro rata treatment of the Lenders in a manner that adversely affects the L/C Lenders without the written consent of each L/C Lender; (E) [reserved]; (F) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (G) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (H) amend, modify or waive any provision of Section 3, the definition of Alternative Currency or Section 1.5 without the written consent of the Administrative Agent, the Issuing Lender and each Lender; or (I) amend or modify the application of payments set forth in Section 8.3 without the written consent of each Lender Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Issuing Lender, each Cash Management Bank, each Qualified Counterparty, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, the Issuing Lender may amend any of the L/C Related Documents without the consent of the Administrative Agent or any other Lender and the Issuing Lender, Administrative Agent and the Borrower may make customary technical amendments if any Letter of Credit shall be issued hereunder in a currency other than U.S. Dollars. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
(b)    Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that the Borrower requests that this Agreement or any of the other Loan Documents be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrower, the Required Lenders and the Administrative Agent, then, with the consent of the Borrower, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:
(i)    the termination of the Commitment of each such Minority Lender;
(ii)    the assumption of the Loans and Commitment of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.23; and
(iii)    the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.
(c)    Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower, (i) to add one or more additional credit or term loan facilities to this Agreement and to permit all such additional extensions of credit and all related obligations and liabilities arising in connection therewith and from time to time outstanding thereunder to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders.
(d)    Notwithstanding any provision herein to the contrary, any Cash Management Agreement may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Administrative Agent or any Lender.
(e)    Notwithstanding any provision herein or in any other Loan Document to the contrary, no Cash Management Bank and no Qualified Counterparty shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of Cash Management Services or Specified Swap Agreements or Obligations owing thereunder, nor shall the consent of any such Cash Management Bank or Qualified Counterparty, as applicable, be required for any matter, other than in their capacities as Lenders, to the extent applicable.
(f)    Notwithstanding any other provision herein to the contrary, no consent of any Lender (or other Secured Party other than the Administrative Agent) shall be required to effectuate any amendment to implement any Increase permitted by Section 2.27.
(g)    Notwithstanding any other provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the Issuing Lender, the Borrower and the Lenders affected thereby to amend the definition of “Alternative Currency” solely to add additional currency options, in each case solely to the extent permitted pursuant to Section 1.5.

(h)    The Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the Loan Documents to cure any omission, mistake or defect.
10.2    Notices. (a)    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or 3 Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower: with a copy (which shall not constitute notice) to :
Fastly, Inc.
475 Brannan Street, Suite 300
San Francisco, CA ~~94017~~94107
Attention: Office of the General Counsel
Email: gc@fastly.com

Latham & Watkins LLP
~~140 Scott Drive~~
801 Jefferson Avenue, Suite 300
~~Menlo Park~~Redwood City, CA ~~94025~~94063
Attn: Seth Gottlieb
Email: seth.gottlieb@lw.com

Administrative Agent: with a copy (which shall not constitute notice) to:
Silicon Valley Bank, a division of First-Citizens Bank & Trust Company
222 2nd St. Floor ~~17-20~~19
San Francisco, CA 94105
Attn: ~~Devanshi Dhanuka~~David Delraj
E-Mail: [intentionally omitted]

Morrison & Foerster LLP
200 Clarendon Street
Boston, Massachusetts 02116
Attention: Charles W. Stavros, Esq.
E-Mail: CStavros@mofo.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto.
(d)    (i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.
10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued or participated in hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender (including the Issuing Lender), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Group Members, or any Environmental Liability related in any way to the Group Members, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent hereunder or under any other Loan Document and other than any claims arising out of any act or omission of the Borrower or any of its Subsidiaries). This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Revolving Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 2.1, 2.4 and 2.20(e).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower and each other Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.
(f)    Survival. Each party’s obligations under this Section shall survive the Discharge of Obligations.
10.6    Successors and Assigns; Participations and Assignments.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (which, for purposes of this Section 10.6, shall include any Cash Management Bank and any Qualified Counterparty), except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x)  a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Facility if such assignment is to a Person that is not a Lender with a Revolving Commitment; and

(C)     the consent of the Issuing Lender and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Excluded Lender or (C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in the foregoing clauses (B) and (C).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.20(e) and 9.7 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered by such Participant to the Lender granting such participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.22 and 2.23 as if it were an assignee under Section 10.6(b); and (B) shall not be entitled to receive any greater payment under Sections 2.19 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 2.22 and  2.23 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(k) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6.
(g)    Representations and Warranties of Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).
10.7    Adjustments; Set-off.
(a)    Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)    Upon (i) the occurrence and during the continuance of any Event of Default and (ii) obtaining the prior written consent of the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.
10.8    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Discharge of Obligations.
10.9    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Electronic Execution of Assignments.
(a)    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of an original executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
(b)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.11    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.12    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
10.13    GOVERNING LAW. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, AND ANY CLAIM, CONTROVERSY, DISPUTE, CAUSE OF ACTION, OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) BASED UPON, ARISING OUT OF, CONNECTED WITH, OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Section 10.13 shall survive the Discharge of Obligations.

10.14    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    agrees that all disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement, any other Loan Document, any contemplated transactions related hereto or thereto, or the relationship between any Loan Party, on the one hand, and the Administrative Agent or any Lender or any other Secured Party, on the other hand, and any and all other claims of the Borrower or any other Group Member against the Administrative Agent or any Lender or any other Secured Party of any kind, shall be brought only in a state court located in the Borough of Manhattan, or, to the extent permitted by law, in a federal court sitting in the Borough of Manhattan; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender or any other Secured Party from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender or any other Secured Party, to the extent permitted by law. The Borrower, on behalf of itself and each other Loan Party (i) expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court and to the selection of any referee referred to below, (ii) hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court, and (iii) agrees that it shall not file any motion or other application seeking to change the venue of any such suit or other action. The Borrower, on behalf of itself and each other Loan Party, hereby waives personal service of any summons, complaints, and other process issued in any such action or suit and agrees that service of any such summons, complaints, and other process may be made by registered or certified mail addressed to the Borrower at the address set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrower’s actual receipt thereof or 3 days after deposit in the U.S. mails, proper postage prepaid;
(b)    WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM, CAUSE OF ACTION, OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) BASED UPON, ARISING OUT OF, CONNECTED WITH, OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY AND THEREBY, AMONG ANY OF THE PARTIES HERETO AND THERETO. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THE BORROWER HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and
(c)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; provided that nothing contained herein shall limit the right of any Indemnitee to be indemnified as provided in this Agreement and the other Loan Documents.
This Section 10.14 shall survive the Discharge of Obligations.
10.15    Acknowledgements. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    in connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower, on behalf of each Group Member, acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, and the Lenders and any Affiliate thereof are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective applicable Affiliates (collectively, solely for purposes of this Section 10.15, the “Lenders”), on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, ~~and~~ (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, and (D) no fiduciary, advisory or agency relationship between the Group Members and the Administrative Agent, any Issuing Lender, any Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, any Issuing Lender, any Swingline Lender or any Lender has advised or is advising any Group Member on other matters; (ii) (A) the Administrative Agent, its Affiliates, each Lender and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, its Affiliates, any Lender nor any of their Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, its Affiliates, the Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, its Affiliates, any Lender nor any of their Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, its Affiliates, each Lender and any of their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Group Members and the Lenders.
10.16    Releases of Guarantees and Liens.
(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.16(b) below.
(b)    Upon the Discharge of Obligations, the Collateral (other than any cash collateral securing any Specified Swap Agreements, any Cash Management Services or outstanding Letters of Credit) shall be released from the Liens created by the Security Documents and Cash Management

Agreements, and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents and all obligations of the Administrative Agent under the Cash Management Agreements shall terminate, all without delivery of any instrument or performance of any act by any Person.
10.17    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Group Members or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may (A) disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments; and (B) use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the credit facilities contemplated by this Agreement in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense.
Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws, rules, and regulations.
For purposes of this Section, “Information” means all information received from the Group Members relating to the Group Members or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Group Members. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
10.18    Automatic Debits. With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of the Administrative Agent or any Lender payable by the Borrower hereunder) due and payable to the Administrative Agent or any Lender under the Loan Documents, the Borrower hereby irrevocably authorizes the Administrative Agent to debit any deposit account of the Borrower maintained with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.18 shall be deemed a set-off.
10.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower and each other Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower or any other Loan Party in the Agreement Currency, the Borrower and each other Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower or other Loan Party, as applicable (or to any other Person who may be entitled thereto under applicable law).
10.20    Patriot Act; Other Regulations. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower and each other Loan Party that, pursuant to the requirements of “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and 31 C.F.R. § 1010.230, it is required to obtain, verify and record information that identifies each Loan Party and certain related parties thereto, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party and certain of their beneficial owners and other officers in accordance with the Patriot Act and 31 C.F.R. § 1010.230. The Borrower and each other Loan Party will, and will cause each of their respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and documents and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with “know your customer” requirements under the PATRIOT Act, 31 C.F.R. § 1010.230 or other applicable anti-money laundering laws.
10.21     Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any liability, including, if applicable:
(i)    a reduction in full or in part of cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.22    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the

Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
(b)    As used in this Section 10.22, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
10.23    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
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SCHEDULE 1.1A
COMMITMENTS
AND AGGREGATE EXPOSURE PERCENTAGES
REVOLVING COMMITMENTS

Lender	Revolving Commitment	Revolving Percentage

Silicon Valley Bank, a division of First-Citizens Bank & Trust Company	$100,000,000	100.000000000%
Total	$100,000,000	100.000000000%

L/C COMMITMENT

Lender	L/C Commitment	L/C Percentage

Silicon Valley Bank, a division of First-Citizens Bank & Trust Company	$10,000,000	100.000000000%
Total	$10,000,000	100.000000000%

SWINGLINE COMMITMENT

Lender	Swingline Commitment	Exposure Percentage

Silicon Valley Bank, a division of First-Citizens Bank & Trust Company	$20,000,000	100.000000000%
Total	$20,000,000	100.000000000%

ANNEX B

[see attached]

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE

FASTLY, INC.

Date: ___________ ____, 20____

This Compliance Certificate is delivered pursuant to Section 6.2(b)(ii) of that certain Credit Agreement, dated as of February 16, 2021, by and among FASTLY, INC., a Delaware corporation (the “Borrower”), the Lenders party thereto, and SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY, as Administrative Agent, Issuing Lender and Swingline Lender (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of the Borrower, hereby certifies, in his/her capacity as an officer of the Borrower, and not in any personal capacity, as follows:

I have reviewed and am familiar with the contents of this Compliance Certificate.

I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of, the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). To the best of my knowledge, except as set forth on Attachment 2, such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default.

To the extent required to be tested by the Credit Agreement, attached hereto as Attachment 3 are the computations showing compliance with the covenants set forth in Section 7.1 of the Credit Agreement.

[To the extent not previously disclosed to the Administrative Agent, attached hereto as Attachment 4 is a description of any change in the jurisdiction of organization of any Loan Party since the [Fourth Amendment Effective Date] [date of the most recent Compliance Certificate delivered].]

[To the extent not previously disclosed to the Administrative Agent, attached hereto as Attachment 5 is a list of any registered Intellectual Property issued to, applied for, or acquired by any Loan Party since the [Fourth Amendment Effective Date] [date of the most recent Compliance Certificate delivered].]

[To the extent not previously disclosed to the Administrative Agent, attached hereto as Attachment 6 is a list of any changes to the beneficial ownership information set forth in the Collateral Information Certificate since the [Fourth Amendment Effective Date] [date of the most recent Compliance Certificate delivered].]1

1 Only applies if Borrower ceases to be a public company.

[Attached hereto at Attachment 7 are updated insurance certificates evidencing the insurance overage required to be maintained pursuant to Section 6.6 of the Credit Agreement.]2

[To the extent not previously disclosed to the Administrative Agent, attached hereto as Attachment 8 is a list of any new Immaterial Subsidiaries since the [Fourth Amendment Effective Date] [date of the most recent Compliance Certificate delivered].

[Remainder of page intentionally left blank; signature page follows]

2 Only included in connection with Compliance Certificates delivered concurrently with financial statements delivered pursuant to Section 6.1(a).

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

FASTLY, INC.

By:
Name:
Title:

Attachment 1
to Compliance Certificate

[Attach Financial Statements]

Attachment 2
to Compliance Certificate

Except as set forth below, no Default or Event of Default has occurred. [If a Default or Event of Default has occurred, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Borrower to be taken on account thereof.]

Attachment 3
to Compliance Certificate

The information described herein is as of ____________, ____ (the “Statement Date”), and pertains to the period from ____________, ____ to ____________, ___.

Section 7.1(a) — Adjusted Quick Ratio. Permit the Adjusted Quick Ratio, tested as of the last day of each fiscal quarter, to be less than 1.25:1.00.

A.

	1.	The aggregate amount of unrestricted cash and Cash Equivalents held at such time by the Loan Parties in Deposit Accounts or Securities Accounts that are subject to a first priority perfected Lien in favor of the Administrative Agent and Liens permitted by Section 7.3(h) and Section 7.3(k) of the Credit Agreement as of the Statement Date:	$___________

	2.	Net billed Accounts of the Loan Parties as of the Statement Date:	$___________

B.
	1.	The Obligations (including, without limitation, any outstanding drawn or undrawn Letters of Credit) as of the Statement Date:	$___________

	2.	The aggregate amount of the Group Members’ Total Liabilities (excluding operating leases and leases of real property) that mature within one year following the Statement Date:	$___________

C.
	1.	The current portion of all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue as of the Statement Date:	$___________

D.		Adjusted Quick Ratio ((line A.1 plus line A.2) divided by ((line B.1 plus B.2) minus C.1)):	_____:1.00

	Covenant compliance:	Yes ☐	No ☐

Section 7.1(b) — Revenue Growth Rate. During the Covenant Testing Period, permit the Revenue Growth Rate for any trailing 4 fiscal quarter period, tested as of the last day of each fiscal quarter, to be less than five percent (5%).[3]

A.

	1.	The Borrower’s consolidated total revenues determined in accordance with GAAP for any trailing 4 fiscal quarter period (the “Test Period”):	$___________

	2.	The Borrower’s consolidated total revenues determined in accordance with GAAP for the same trailing 4 fiscal quarter period of the immediately preceding year (the “Prior Period”):	$___________

B.
	1.	Insert the same amount from A.2.	$___________

C.		Revenue Growth Rate ((line A.1 minus line A.2) divided by ((line B.1):	___________%[4]

	Covenant compliance:	Yes ☐	No ☐

3 Expressed as a percentage. Tested only during each period (a) commencing on and including the last day of any fiscal quarter of Borrower for which the Borrower’s Adjusted Quick Ratio as of such day is less than 1.75:1.00, and (b) continuing until the Borrower’s Adjusted Quick Ratio as of the last day of a fiscal quarter of Borrower is at least 1.75:1.00 for two consecutive fiscal quarters.
4 Provided that if the Borrower has consummated a Permitted Acquisition, other merger or acquisition permitted under the Credit Agreement, or any disposition of any business, including any division or line of business, or assets permitted thereunder (each, a “Specified Transaction”) during the Test Period, the Borrower’s consolidated total revenues for the Prior Period shall be recalculated, adjusted and determined on a pro forma basis as if such transaction occurred on the first day of the Prior Period.

Attachment 4
to Compliance Certificate

Change in the Jurisdiction of any Loan Party

Attachment 5
to Compliance Certificate

Registered Intellectual Property issued to, applied for, or acquired by any Loan Party since the [Fourth Amendment Effective Date] [date of the most recent Compliance Certificate delivered]

Attachment 6
to Compliance Certificate

Changes to the beneficial ownership information set forth in the Collateral Information Certificate since the [Fourth Amendment Effective Date] [date of the most recent Compliance Certificate delivered]

Attachment 7
to Compliance Certificate

[Attach Insurance Certificates and endorsements]

Attachment 8
to Compliance Certificate

List any new Immaterial Subsidiaries since the date of the [Fourth Amendment Effective Date] [date of the most recent Compliance Certificate delivered].

ANNEX C

[see attached]